SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to §240.14a-12

ALEXION PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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352 Knotter Drive
Cheshire, Connecticut 06410
(203) 272-2596
April 23, 2014

Dear Fellow Shareholder:
You are cordially invited to attend Alexion's 2014 Annual Meeting of Shareholders on Monday, May 5, 2014, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:00 p.m. local time.

The enclosed proxy statement describes the business to be considered at the meeting. I look forward to greeting Alexion's shareholders who are present at the meeting; however, whether or not you plan to be with us, your vote is extremely important. I urge you to vote your shares by mail, by phone, or on the Internet. Thank you.

Very truly yours,
Leonard Bell, M.D.
Chief Executive Officer
and Treasurer

Cheshire, Connecticut
___________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 5, 2014
___________
April 23, 2014
Alexion's 2014 Annual Meeting of Shareholders will be held on Monday, May 5, 2014, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:00 p.m. local time. This year, we are asking shareholders:

(1)	To elect eight directors to Alexion's Board of Directors, constituting the entire Board, to serve for the ensuing year.

(2)	To consider a non-binding advisory vote on 2013 compensation paid to Alexion's named executive officers.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion's independent registered public accounting firm.

(4)
To vote on a shareholder proposal requesting the Board to adopt a rule to redeem any current or future shareholder rights plan or amendment unless such plan is submitted to a shareholder vote within 12 months.

(5)	To transact such other business as may properly come before the 2014 Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on March 17, 2014 will be entitled to notice of and to vote at the 2014 Annual Meeting or any adjournment of the meeting.

All shareholders are cordially invited to attend the 2014 Annual Meeting in person. However, whether or not you plan to attend the 2014 Annual Meeting, please vote by mail, by phone or via the Internet at your earliest convenience so that your shares may be represented at the meeting and to ensure a quorum.

Important Notice Regarding the Availability of Proxy Materials for
the 2014 Annual Meeting to be held on May 5, 2014.
This Proxy Statement and our 2013 Annual Report are available at
http://ir.alexionpharm.com/annuals.cfm

Michael V. Greco
Vice President of Law and Corporate Secretary

TABLE OF CONTENTS

Page
General Information	1
Beneficial Ownership of Common Stock	4
Proposal No. 1 - Election of Directors	6
General Information About the Board of Directors	7
Corporate Governance	15
Executive Compensation	18
Summary Compensation Table	41
Grants of Plan-Based Awards in Fiscal 2013	43
Outstanding Equity Awards at 2013 Fiscal Year-end	44
Option Exercises and Stock Vested for Fiscal 2013	47
Potential Payments Upon Termination or Change of Control	47
Director Compensation for Fiscal 2013	54
Independent Registered Public Accounting Firm	57
Proposal No. 2 - Advisory Vote on Executive Compensation	58
Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	58
Proposal No. 4 - Shareholder Proposal Requesting the Board of Directors to Adopt a Rule to Redeem Any Current or Future Shareholder Rights Plan to Amendment Thereto Unless Such Plan Is Submitted to a Shareholder Vote within 12 Months	59
Stockholder Proposals	62
Additional Information and Other Business	62
Appendix A - Reconciliation of Non-GAAP Financial Measures	63
Form of Proxy Card

PROXY STATEMENT
___________

GENERAL INFORMATION

The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut, 06410. Proxies will be mailed to shareholders on or about April 23, 2014. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be paid for by Alexion. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but may decide to do so prior to the 2014 Annual Meeting. If any special employees or solicitors are retained, we will bear the expense.

Why are we soliciting proxies?

We are furnishing this proxy statement and form of proxy to the holders of Alexion's common stock, par value $0.0001 per share, in connection with the solicitation by our Board of Directors of proxies for use at our 2014 Annual Meeting.

When and where is the 2014 Annual Meeting?

The 2014 Annual Meeting will be held on Monday, May 5, 2014, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:00 p.m. local time, or at any future date and time following an adjournment or postponement of the meeting.

What business will be conducted at the 2014 Annual Meeting?

The business to be considered at the 2014 Annual Meeting is described in the accompanying Notice of 2014 Annual Meeting. Alexion's Board of Directors is not currently aware of any other business that will come before the meeting.

Who can vote?

The record date for voting is March 17, 2014. Only shareholders of record at the close of business on March 17, 2014 are entitled to notice of and to vote at the 2014 Annual Meeting and any adjournment or postponement of the meeting. On March 17, 2014, there were 198,328,941 shares of our common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the 2014 Annual Meeting.

Who can attend the 2014 Annual Meeting?

Attendance at the 2014 Annual Meeting will be limited to record or beneficial owners of Alexion common stock as of March 17, 2014 (or their authorized representatives). When you arrive at the meeting, you must present photo identification, such as a driver's license. If your shares are held by a bank, broker or other nominee, you must also present your bank or broker statement evidencing your beneficial ownership of Alexion common stock to gain admission to the 2014 Annual Meeting. Alexion reserves the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of March 17, 2014.

How do I vote?

Whether or not you plan to attend the 2014 Annual Meeting, it is important that you vote.

If you own shares in your own name (a record owner), you can vote any one of four ways:

•	By Internet: Go to the Internet website - www.proxyvote.com - and follow the instructions. You must vote by 11:59 P.M Eastern on May 4, 2014.

•
By Telephone: Call the toll-free number 800-690-6903 to vote by telephone. You must follow the instructions on your proxy card and the recorded telephone instructions. You must vote by 11:59 P.M. Eastern on May 4, 2014.

•
By Mail: Mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope. If a proxy card is signed and returned without instructions, your shares will be voted in the manner recommended by our Board of Directors. Your proxy card must be received by May 4, 2014.

•	In Person: You can attend the 2014 Annual Meeting to vote by ballot.

If your shares are held in a brokerage account in your broker's name, you will receive voting instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to shareholders owning shares through most banks and brokers.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you should not mail a proxy card.

How can I change or revoke my vote?

You may revoke the authority granted by your execution of a proxy at any time prior to the 2014 Annual Meeting by:

•	filing a timely written notice of revocation with the Corporate Secretary, Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, CT 06410;

•	mailing a duly executed proxy bearing a later date;

•	re-voting by phone or the Internet prior to the date and time described on the proxy; or

•	voting in person at the 2014 Annual Meeting.

Only your latest vote will be counted.

What constitutes a quorum?
The holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy to constitute a quorum at the 2014 Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining the presence or absence of a quorum.
How do I make sure my vote will be counted?
If you are a record holder you must vote by telephone, by Internet, by signing, dating and returning a printed proxy card, or by attending the 2014 Annual Meeting.
If you are the beneficial owner of shares held in "street name," your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If instructions are not provided, the broker's ability to vote the shares depends on the proposal. Your bank, broker or other nominee has discretionary authority to vote your shares on "routine" matters, even absent instructions. A broker may not, however, vote on "non-routine" matters without receiving specific voting instructions from you. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as "broker non-votes."

If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the ratification of our independent accounting firm and (2) will not be entitled to vote your shares on the election of directors, the advisory vote on executive compensation, or the shareholder proposal.
We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.
What vote is required for each proposal?
Election of Directors: Proposal No. 1. In the election of directors, you may either vote "for," "against" or "abstain." Under our majority voting standard, the affirmative vote of a majority of the votes cast by the shares present or represented and entitled to vote at the 2014 Annual Meeting, in person or by proxy, is required for the election of each nominee. A "majority of the votes cast" means that the number of votes cast "for" a nominee exceeds the number of votes cast "against" the nominee. Abstentions and broker non-votes will have no effect in determining whether a nominee has received a majority of the votes cast.
Advisory Vote on Executive Compensation - Say-on-Pay: Proposal No. 2. For the advisory vote to approve named executive officer compensation, you may either vote "for," "against" or "abstain." Because this proposal asks for a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes will not have any effect on the results of those deliberations.

Ratification of Alexion's Independent Registered Public Accounting Firm: Proposal No. 3. For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Alexion's independent registered public accounting firm, you may either vote "for", "against" or "abstain." The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the 2014 Annual Meeting, in person or by proxy, is required to approve Proposal No. 3. Abstentions will have the same effect as votes against Proposal No. 3. The approval of Proposal No. 3 is considered to be routine and a broker or other nominee is generally empowered to vote on such routine proposals.

Shareholder Proposal: Proposal No. 4. For the shareholder proposal requesting the Board to adopt a rule to redeem any current or future shareholder rights plan or amendment thereto unless such plan is submitted to a shareholder vote within 12 months, you may either vote "for", "against" or "abstain." The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the 2014 Annual Meeting, in person or by proxy, is required to approve Proposal No. 4. Abstentions will have the same effect as votes against Proposal No. 4. The approval of Proposal No. 4 is considered to be routine and a broker or other nominee is generally empowered to vote on such routine proposals.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 17, 2014 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each named executive officer listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock

Capital Research Global Investors (3)
333 South Hope Street
Los Angeles, CA 90071	23,703,112	12.10%
FMR LLC (4)
245 Summer Street
Boston, MA 02210	19,709,437	10.05%
T. Rowe Price Associates, Inc. (5)
100 E. Pratt Street
Baltimore, MD 21202	14,887,308	7.50%
BlackRock, Inc. (6)
40 East 52nd Street
New York, NY 10022	12,157,603	6.20%
Leonard Bell, M.D. (7)(22)	2,748,834	1.39%
David Hallal (8)(22)	355,769	*
Martin Mackay, Ph.D. (9)(22)	33,333	*
Vikas Sinha, M.B.A., C.A. (10)(22)	485,655	*
Stephen P. Squinto, Ph.D. (11)(22)	75,934	*
Saqib Islam, J.D. (12)(22)	18,750
Max Link, Ph.D. (13)	170,144	*
William R. Keller (14)	23,386	*
Joseph A. Madri, M.D., Ph.D. (15)	233,656	*
Larry L. Mathis (16)	29,184	*
John T. Mollen(17)	62	*
R. Douglas Norby (18)	62,223	*
Alvin S. Parven (19)	68,987	*
Andreas Rummelt, Ph.D. (20)	24,500	*
Ann M. Veneman, J.D. (21)	28,133	*
All directors and executive officers as a group (18 persons) (23)	4,461,964	2.25%
* Less than one percent.

(1)     Unless otherwise indicated, the address of all persons is 352 Knotter Drive, Cheshire, Connecticut 06410.
(2)    To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.
(3)    These figures are based upon information set forth in Schedule 13G filed with the SEC on February 13, 2014. Capital Research Global Investors (CRGI) is a division of Capital Research and Management Company (CRMC). CRGI is deemed to be the beneficial owner of these securities as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. These securities are owned by accounts under the discretionary investment management of CRGI. CRGI serves as investment advisor with power to direct investments and/or sole power to vote the securities.
(4)    These figures are based upon information set forth in Schedule 13G filed with the SEC on February 14, 2014. FMR LLC has sole voting power with respect to 697,701 of the shares listed and sole dispositive power over all of the shares.
(5)    These figures are based upon information set forth in Schedule 13G filed with the SEC on February 7, 2014. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(6)    These figures are based upon information set forth in Schedule 13G filed with the SEC on January 28, 2014. BlackRock, Inc. has sole voting power with respect to 10,399,449 of the shares listed and sole dispositive power over all of the shares.
(7)    Includes 2,027,658 shares of common stock that may be acquired upon the exercise of options that are exercisable within 60 days of March 17, 2014, and 255,374 shares held in various trusts of which Dr. Bell or his spouse is a trustee.
(8)    Includes 261,710 shares of common stock which may be acquired, directly or indirectly, by Mr. Hallal upon the exercise of options that are exercisable within 60 days of March 17, 2014, and of these shares, Mr. Hallal is the indirect beneficial owner of 50,051 shares which may be acquired by a family trust upon the exercise of fully exercisable options.
(9)     Includes 25,000 shares of common stock which may be acquired by Dr. Mackay upon the exercise of options that are exercisable within 60 days of March 17, 2014, and 8,333 shares of common stock which will be acquired upon the vesting of restricted stock units that will vest within 60 days of March 17, 2014.
(10)    Includes 380,738 shares of common stock which may be acquired by Mr. Sinha upon the exercise of options that are exercisable within 60 days of March 17, 2014 and 55,162 shares, in aggregate, held in the name of one of Mr. Sinha's children, as well as a trust of which Mr. Sinha is the trustee.
(11)    Includes 15,456 shares of common stock which may be acquired by Dr. Squinto upon the exercise of options that are exercisable within 60 days of March 17, 2014, and 156 shares of common stock which will be acquired upon the vesting of restricted stock units that will vest within 60 days of March 17, 2014. Also includes 2,209 shares, in aggregate, held in various trusts in the name of one of Dr. Squinto's children and Dr. Squinto's spouse.
(12)    Includes 18,750 shares of common stock which may be acquired by Mr. Islam upon the exercise of options that are exercisable within 60 days of March 17, 2014.
(13)    Includes 32,442 shares of common stock which may be acquired by Dr. Link upon the exercise of options that are exercisable within 60 days of March 17, 2014.
(14)    Includes 3,425 shares of common stock which may be acquired by Mr. Keller upon the exercise of options that are exercisable within 60 days of March 17, 2014.
(15)    Includes 62,442 shares of common stock which may be acquired by Dr. Madri upon the exercise of options that are exercisable within 60 days of March 17, 2014. In April 2014, the Company announced Dr. Madri's retirement from the Board effective at the 2014 Annual Meeting.
(16)    Includes 26,713 shares of common stock which may be acquired by Mr. Mathis upon the exercise of options that are exercisable within 60 days of March 17, 2014. In April 2014, the Company announced Mr. Mathis' retirement from the Board effective at the 2014 Annual Meeting.
(17)     Mr. Mollen joined the Board of Directors in April 2014.
(18)    Includes 45,442 shares of common stock which may be acquired by Mr. Norby upon the exercise of options that are exercisable within 60 days of March 17, 2014.
(19)    Includes 62,442 shares of common stock which may be acquired by Mr. Parven upon the exercise of options that are exercisable within 60 days of March 17, 2014.
(20)    Includes 11,714 shares of common stock which may be acquired by Dr. Rummelt upon the exercise of options that are exercisable within 60 days of March 17, 2014.
(21)    Includes 22,212 shares of common stock which may be acquired by Ms. Veneman upon the exercise of options that are exercisable within 60 days of March 17, 2014.
(22)    Named executive officer under Item 402 of Regulation S-K.
(23)    Includes 3,095,231 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of March 17, 2014, and 8,489 shares of common stock which will be acquired upon the vesting of restricted stock units that will vest within 60 days of March 17, 2014.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Eight directors have been nominated for re-election at the 2014 Annual Meeting to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. In the event any of the nominees are unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the proxy statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

In April 2014, Alexion announced the appointment of John T. Mollen to the Board, and Mr. Mollen has been nominated for election by the shareholders at the 2014 Annual Meeting. Also in April 2014, Alexion announced the retirements of Dr. Madri and Mr. Mathis from the Board, effective at the 2014 Annual Meeting. Subsequent to the announced retirements, the Board of Directors determined that effective as of the 2014 Annual Meeting, the size of the Board would be reduced from ten members to eight.

Alexion's directors are elected by majority vote in uncontested director elections, such as this one. The voting standard for contested director elections is a plurality standard. The majority voting standard provides that a nominee for director in an uncontested election will be elected to Alexion's Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In an uncontested election, an incumbent director nominee who does not receive the required votes for re-election is required to tender his or her resignation and the Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. Within 90 days following certification of the election results, the Board will act on the committee's recommendation and publicly disclose the Board's decision regarding the tendered resignation, including the rationale for the decision.

The number of candidates for election as directors at the 2014 Annual Meeting is the same as the number of directors to be elected at the meeting. Therefore, this is an uncontested election and directors will be elected by the affirmative vote of a majority of the votes cast by the shares present or represented and entitled to vote at the 2014 Annual Meeting, in person or by proxy.

THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF ALEXION AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Below please find information about the nominees for directors:

Name	Age	Year First Became Director	Position	Audit	Comp.	Nom. and Corp. Gov.	Pharm. Comp. and Quality	Risk
Leonard Bell	55	1992	CEO, Treasurer, Director
Max Link	73	1992	Chairman of the Board	•			•
William R. Keller	66	2009	Director		•	•		•
John T. Mollen	63	2014	Director
R. Douglas Norby	78	1999	Director	Chair		•		Chair
Alvin S. Parven	73	1999	Director		Chair	•
Andreas Rummelt	57	2010	Director	•			Chair	•
Ann M. Veneman	64	2010	Director		•	•		•

Mr. Mollen was appointed to the Board in April 2014 and is a nominee for consideration at the 2014 Annual Meeting. If elected by shareholders, it is expected that Mr. Mollen will be appointed to the Compensation Committee.

Mr. Larry Mathis, who is retiring from the Board effective at the 2014 Annual Meeting, served as Chair of the Nominating and Corporate Governance Committee. The new Chair of the committee will be designated in May 2014.

Each director nominee, if re-elected, will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer of the company serves at the discretion of the Board of Directors. Dr. Bell is a party to an employment agreement with us.

The Board seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Directors should possess the attributes necessary to be an effective member of the Board, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.

The current Alexion directors possess the individual attributes described above and represent a desirable range of viewpoints, backgrounds, skills, experience and expertise. The biography of each director and a description of certain specific experiences, qualifications, attributes and skills of each director that led the Board to conclude that the individual should serve as a director are below:

Director Biography	Qualifications

Leonard Bell, M.D.
The principal founder of Alexion and a director of Alexion since February 1992 and Alexion's Chief Executive Officer since January 1992. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was a recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and 9 patent applications. Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine.
	•	Principal founder of Alexion

	•	Unique combination of scientific, clinical and business skills employed throughout career

	•	Depth of operating, research and development and commercial experience in the biotechnology industry

Max Link, Ph.D.
Chairman of our Board of Directors since December 2002 and a director of Alexion since April 1992. From March 2001 to September 2003, Dr. Link was Chairman of the Board and CEO of Centerpulse AG, a medical implant company. From May 1993 to June 1994, Dr. Link was Chief Executive Officer of Corange (Bermuda), the parent company of Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy Orthopedics. From 1992 to 1993, Dr. Link was Chairman of the Board of Sandoz Pharma, Ltd., a manufacturer of pharmaceutical products. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including as President and Chief Executive Officer. Dr. Link is the chairman of the board of directors of Aeon Scientific AG, a privately held Swiss medical device company, CytRx Corporation, a biopharmaceutical research and development company listed on Nasdaq, and Celsion Corporation, a biopharmaceutical research and development company listed on Nasdaq. Dr. Link was also a director of Discovery Laboratories, Inc. from 1996 to 2012, Human Genome Sciences, Inc. from 1995 to 2008, PDL BioPharma Inc. from 1993 to 2007, and Cell Therapeutics, Inc. from 1995 to 2005. Dr. Link holds a Ph.D. in economics from University of St. Gallen (Switzerland).
	•	Continuity of leadership in Chairman role is important to the Board

•
More than thirty years of executive management experience in the pharmaceutical industry, including as chief executive officer of multiple multinational pharmaceutical companies, and extensive experience in international business operations

•
Extensive experience serving on the boards of international pharmaceutical and healthcare companies, both public and private, and we value his corporate governance experience resulting from his service on public company boards

Director Biography	Qualifications

William R. Keller
A director of Alexion since December 2009. Mr. Keller is the founder of, and since September 2009 a principal of, Keller Pharma Consultancy, a pharmaceutical consulting firm in China. He is also a senior consultant to the Shanghai Foreign Investment Development Board and the deputy general manager of Zhangjiang Biotech & Pharmaceutical Base Development Co., Ltd. From 2007 to September 2009, Mr. Keller was the chairman of HBM Biomed China Partners, a specialized venture capital organization dedicated exclusively to life sciences in China. From 1994 to 2003, Mr. Keller was the general manager of Roche China Ltd. and Shanghai Roche Pharmaceutical Ltd. From 1974 to 2003, Mr. Keller served in various positions at Roche Group in South America and Asia. Mr. Keller is the honorary president of the R&D-based Pharmaceutical Association in China, and holds directorships in Cathay Industrial Biotech Ltd. and Coland Pharmaceutical Co., Ltd., which is a pharmaceutical company listed on the Taiwan stock exchange. Mr. Keller graduated from the School of Economics and Business Administration (Zurich) and is Honorary Citizen of Shanghai.

	•	Lives and works in China and possesses extensive working knowledge and experience of the pharmaceutical industry in China

	•	More than thirty years of executive management experience in the pharmaceutical industry:

		ô	Former chief executive officer in China

		ô	Led the Latin American expansion and operations for a major pharmaceutical company in markets where Alexion is currently focused

John T. Mollen
A director of Alexion since April 2014. From May 2006 until February 2014, Mr. Mollen served as Executive Vice President, Human Resources of EMC Corporation and special advisor to the Chairman. He joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, Mr. Mollen was Senior Vice President of Human Resources with Citigroup Inc., a financial services company, from July 1997 - September 1999. Prior to Citigroup, he held a number of positions of increasing responsibility with Harris Corp., an international communications and technology company, including Vice President of Administration. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, and the Center on Executive Compensation, and is an advisory board member for Working Mother magazine, and he is a member of the Board of Trustees of Worcester Polytechnic Institute and Chairman of the Compensation Committee. Mr. Mollen received a B.A. in Economics from St. John Fisher College, and a Master's degree in Labor Relations from St. Francis College in Pennsylvania.

	•	Significant experience in executive compensation policy and administration

	•	More than 30 years as chief human resources senior executive

• • •
Extensive operational experience leading human resource function for large, public, complex, global organizations, including a Fortune 200 company

Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership

Extensive global and deep M&A experience

Director Biography	Qualifications

R. Douglas Norby
A director of Alexion since September 1999. From July 2003 and until January 31, 2006, Mr. Norby has been Sr. Vice-President and Chief Financial Officer of Tessera Technologies, Inc., a provider of intellectual property for advanced semiconductor packaging. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he has also served as a director of LSI Logic Corporation since 1993. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is a director of STATS Chip PAC, Ltd., a semiconductor company listed on the Singapore stock exchange, InvenSense, Inc. a semiconductor company listed on the NYSE, MagnaChip Semiconductor LLC, a semiconductor company listed on the NYSE, and Singulex, Inc., a private medical diagnostic company. From 2011 to 2013, Mr. Norby also served as a director of Ikanos Communications, Inc., from 2007 to 2009, he served as a director of Intellon Corporation and from 2005 to 2009 served as a director of Neterion, Inc. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.
	•	Extensive experience in financial and accounting matters, including public accounting and reporting

	•	40 year career, served in executive management positions at several multinational organizations, including as president, chief operating officer and chief financial officer

	•	Extensive experience in financial and accounting reporting processes and internal control systems

	•	Experience serving on public company boards provides valued perspective on corporate governance and financial matters

Alvin S. Parven
A director of Alexion since May 1999. Since 1997, Mr. Parven has been President of ASP Associates, a management and strategic consulting firm. From 1994 to 1997, Mr. Parven was Vice President at Aetna Business Consulting, reporting to the Office of the Chairman of Aetna. From 1987 to 1994, Mr. Parven was Vice President, Operations at Aetna Health Plans. Prior to 1987, he served in various capacities at Aetna including Vice President, Pension Services from 1983 to 1987. Mr. Parven is a trustee of the Employee Retirement Board of the Town of Palm Beach and a director of the Palm Beach Civic Association. Mr. Parven received his B.A. from Northeastern University.
	•	More than 30 years in executive management positions at a multinational insurance company

	•	Extensive experience in managing developed organizations that provide specialized and technical services, particularly in the areas of health insurance and benefits

	•	Possesses extensive experience in provider operations, which brings an important perspective to the Board and to management on matters of reimbursement

Director Biography	Qualifications

Andreas Rummelt, Ph.D.
A director of Alexion since February 2010. Since January 2011, he has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Head of Sandoz. Dr. Rummelt is a director of Habasit AG, a private belting company located in Switzerland, Selica Limited, a private company providing radiolabelling and drug discovery services located in the United Kingdom and Xellia Pharmaceuticals, a private specialty pharmaceutical company focused on providing anti-infective treatments against serious and life-threatening infections located in Denmark. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.
	•	Dedicated most of his career in the areas of pharmaceutical manufacturing, quality and technical development, providing an important perspective to the Board and to management

•
Served more than 20 years in executive management positions in the pharmaceutical industry, including as a chief executive officer and as a senior executive of a large, multinational pharmaceutical company

	•	Possesses a broad understanding of international business operations, particularly with respect to manufacturing, quality and technical matters

Ann M. Veneman, J.D.
A director of Alexion since May 2010. From May 2005 until April 2010, she served as Executive Director of UNICEF, appointed by the United Nations Secretary General. As Executive Director, Ms. Veneman worked on behalf of the United Nations children's agency to help children around the world by advocating for and protecting their rights. Ms. Veneman was responsible for more than 11,000 UNICEF staff members in more than 150 countries. Prior to joining UNICEF, Ms. Veneman served as Secretary of the U.S. Department of Agriculture, or USDA, from January 2001 until January 2005. From 1986 until 1993, she served in various positions at the USDA, including Deputy Secretary, Deputy Undersecretary for International Affairs and Commodity Programs, and Associate Administer of the Foreign Agricultural Service. From 1995 until 1999, Ms. Veneman served as Secretary of the California Department of Food and Agriculture. Ms. Veneman has also practiced law in Washington, DC and California in both the private and public sectors. Ms. Veneman is a director of Nestlé, S.A., a global nutrition, health and wellness company listed on the Swiss stock exchange, and S&W Seed, a global agricultural company listed on NASDAQ. She also serves on the not-for-profit boards of the Global Health Innovative Technology Fund, the Close Up Foundation, the National 4-H Council, Malaria No More, and Landesa. Ms. Veneman received a B.A. from the University of California, Davis, a Master's degree in Public Policy from the University of California, Berkeley, and a J.D. from the University of California, Hastings College of Law.
	•	An attorney who has dedicated more than 25 years to government service, including senior national and international positions

	•	Led state and federal government agencies and an international organization

	•	Possesses extensive experience working with government leaders and organizations

	•	Worked closely with national governments throughout the world and possesses a deep understanding of international political organizations

	•	Public service experience brings an important perspective to the Board and an important understanding of state and federal government and international organizations

Meetings and Committees

During the year ended December 31, 2013, the Board of Directors held 7 meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served. It is our policy that members of the Board of Directors should attend and be present at the annual shareholders meeting and all incumbent directors attended the 2013 Annual Meeting.

The Board of Directors has determined that seven of its eight members (Drs. Link and Rummelt, Messrs. Keller, Mollen, Norby, and Parven and Ms. Veneman) are "independent directors" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During all of the regularly scheduled meetings in fiscal year 2013, that is five of the seven meetings held during 2013, the Board of Directors met in executive session where only the independent directors were present without any members of Alexion's management.

Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.

A description of the standing committees of the Board are provided below:

Audit
In February 1993, the Board established a separately designated standing Audit Committee to review the internal accounting procedures of Alexion, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Norby is an "audit committee financial expert" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Members:
Dr. Link
Mr. Mathis
Mr. Norby (Chair)
Dr. Rummelt

No. of Meetings during 2013:
6

Charter:
http://alxn.com/pdfs/Audit_Comm_Charter.pdf

Compensation
In February 1993, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines and approves compensation of our chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. The Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member of the Compensation Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Members:
Mr. Keller
Dr. Madri
Mr. Parven (Chair)
Ms. Veneman

No. of Meetings during 2013:
5

Charter:
http://alxn.com/pdfs/Comp_Comm_Charter.pdf
For more information on the responsibilities and activities of the Compensation Committee, including the committee's processes for determining executive compensation, see the Compensation Discussion and Analysis below in this proxy statement.

Pharmaceutical Compliance and Quality
In December 2004, the Board established a Compliance and Quality Committee. In December 2009, the committee changed its name to the Pharmaceutical Compliance and Quality Committee. The Pharmaceutical Compliance and Quality Committee provides leadership and guidance to Alexion on aspects of pharmaceutical compliance and regulatory matters, except where those matters involve financial controls or the financial audit function. The Pharmaceutical Compliance and Quality Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member of the Pharmaceutical Compliance and Quality Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Members:
Dr. Link
Dr. Madri
Dr. Rummelt (Chair)

No. of Meetings during 2013:
4

Charter:
http://alxn.com/pdfs/Pharm_Comp_Quality_Comm.pdf

Nominating and Corporate Governance
In June 2003, the Board of Directors established the Nominating and Corporate Governance Committee to provide leadership and guidance to Alexion, review and recommend new directors to the Board of Directors, establish the necessary Board committees to provide oversight to Alexion, and make recommendations regarding committee membership. The Nominating and Corporate Governance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Members:
Mr. Keller
Mr. Mathis (Chair)
Mr. Norby
Mr. Parven
Ms. Veneman

No. of Meetings during 2013:
4

Charter:
http://alxn.com/pdfs/Nom_Corp_Gov_Comm.pdf

Risk
In May 2013, the Board of Directors established the Risk Committee to oversee Alexion's risk management processes and review Alexion's risk portfolio and actions implemented by management. The Risk Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and will be reviewed and reassessed annually by the committee. The Board of Directors has determined that each member is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Members:
Mr. Keller
Mr. Norby (Chair)
Dr. Rummelt
Ms. Veneman

No. of Meetings during 2013:
2

CORPORATE GOVERNANCE

Process for Selecting Nominees and Shareholder Nominations

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership recommended by the Nominating and Corporate Governance Committee and other Board members, management, our shareholders, third-party search firms and any other appropriate sources. If a consulting firm is retained to assist in the search process for a director, a fee is typically paid to such firm whether or not a candidate proposed by the consulting firm is elected to the Board or is recommended to the Board by the Nominating and Corporate Governance Committee for inclusion in the slate of nominees to be elected at the annual meeting of shareholders. As a shareholder, you may recommend a person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Corporate Secretary. Recommendations must include, among other information, the name and address of the shareholder making the recommendation, a representation setting forth the number of shares of our common stock, other securities and derivative instruments owned beneficially and of record by the recommending shareholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, a description of all direct and indirect compensation and other monetary agreement between the shareholder making the recommendation and the proposed nominee, any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the recommended nominee and any other information requested by the Company that is reasonably required to determine the eligibility of the nominee to serve as an independent director. The evaluation process for nominees recommended by shareholders is the same as for candidates recommended by any other source.

Board Diversity

Diversity enhances the overall effectiveness of our Board by ensuring that different perspectives, skills and experiences are presented to directors and to management. In accordance with its charter, the Nominating and Corporate Governance Committee is responsible for advising the Board on diversity, including gender, ethnic background, country of citizenship and professional experience, and recommending, as necessary, measures that contribute to a Board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. The committee reviews Board composition on an annual basis to ensure that the Board reflects the knowledge, experience, skills, expertise and diversity required for the Board to fulfill its duties. The Board defines diversity broadly and does not limit its assessment to gender, race or ethnic diversity. The committee assesses the effectiveness of its diversity policy at least once each year.

Board Leadership Structure

Since its founding in 1992, Alexion has separated the positions of Chairman and CEO, and the Board believes that separating the roles continues to be the most appropriate structure for Alexion. The Board believes that an independent chairman enables the Board to more effectively and objectively monitor the performance of Alexion, the CEO and management. By separating the positions, the Board believes that Dr. Bell may devote his attention to Alexion's global operations and strategy while Dr. Link can take responsibility for leading the Board.

Board's Role in Risk Oversight

The Board is responsible for overseeing Alexion's risk management processes. The full Board performs a periodic risk assessment with management to review the primary risks facing Alexion and to manage the activities of Alexion in identifying and mitigating such risks. Management identifies risks in multiple areas, including compliance, financial, strategic, political and operational risks, and on a regular basis the Board reviews together with management. The Board recognizes that Alexion is subject to both internal and external risks, within and outside its control, and that management and the Board should regularly seek to identify those risks and mitigate to the extent possible. As part of the risk management process and consistent with its standing oversight role, each Board committee considers the risks within its areas of responsibility and assists the Board in its oversight of the risk management process.

In reviewing Alexion's compensation programs, Alexion has reviewed whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Alexion and has concluded that they do not create such risks as presently constituted.

Succession Planning
An important responsibility of the Board and the CEO is to ensure long term continuity of leadership. The Nominating and Corporate Governance Committee annually reviews and makes recommendations to the Board relating to management succession planning, including policies and plans for succession. In addition, the CEO and Alexion's senior executives discuss future candidates for leadership positions at all levels within Alexion's global organization. The Board considers succession planning to be an important factor in managing the long term planning and success of Alexion's business.

Shareholder Communications with the Board of Directors

Our Board of Directors has provided a process for shareholders to send communications to the Board. Shareholders who wish to send communications to the Board, or any particular director, should address such communications to the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Corporate Secretary. All such communications should include a representation from the submitting shareholder setting forth the shareholder's address and the number of shares of Alexion common stock beneficially owned by the shareholder.
The Corporate Secretary will (i) be primarily responsible for monitoring communications from shareholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Corporate Secretary considers appropriate. Each shareholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Corporate Secretary considers to be important for the directors, or director, to know. In general, shareholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than shareholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications. The Board will give appropriate attention to written communications on such issues and will respond as appropriate.

Code of Ethics

We adopted the Alexion Pharmaceuticals, Inc. Global Code of Conduct, or code of ethics, that applies to directors, officers and employees of Alexion and its subsidiaries and complies with SEC rules and regulations and the listing standards of the NASDAQ Global Select Market. Our code of ethics is located on our website at -- http://alxn.com/pdfs/Global_Code_of_Conduct.pdf. We amended the code of ethics in April 2011 and any future amendments or waivers to our code of ethics will be promptly disclosed on our website and as required by applicable laws, rules and regulations of the SEC and NASDAQ.

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Board has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Alexion's organization or business environment. The Board reviews the guidelines on an annual basis and if necessary, modifies the guidelines to reflect current good governance practices and policies. Alexion's Corporate Governance Guidelines are located on our website at - http://alxn.com/pdfs/Corp_Gov_Guidelines.pdf.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2013 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, other than the Form 4 filed by Mr. Parven on December 11, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or CD&A, describes our executive compensation programs and philosophy, the compensation decisions made by the Compensation Committee during 2013 and the factors considered by the committee in making those decisions. The CD&A focuses on the compensation of the following executive officers, who we refer to as the named executive officers or NEOs, for 2013:

Name	Position
Leonard Bell, M.D.	Chief Executive Officer
David Hallal	Executive Vice President Chief Commercial Officer
Martin Mackay, Ph.D.	Executive Vice President and Global Head of Research and Development
Vikas Sinha, M.B.A., C.A.	Executive Vice President and Chief Financial Officer
Stephen P. Squinto, Ph.D.	Executive Vice President and Chief Global Operations Officer
Saqib Islam, J.D.	Senior Vice President and Chief Strategy and Portfolio Officer

•
In May 2013, Dr. Squinto was promoted to Executive Vice President and Chief Global Operations Officer. In his new role, Dr. Squinto focuses on leading the Company's global technical operations activities, including manufacturing, supply chain, quality and global project management.

•	In May 2013, Dr. Mackay joined Alexion and leads the Company's global research and development functions, including research, clinical development, pharmacoviligance, and regulatory.

•	Mr. Islam joined Alexion in April 2013. He is a NEO for 2013 primarily as a result of a one-time long-term incentive award granted to him in connection with his hiring.
PAY FOR PERFORMANCE SUMMARY
How Compensation is Linked to Performance
The Compensation Committee believes that a significant portion of each NEO’s compensation should be variable and tied to the achievement of pre-established company and/or individual performance metrics or an increase in our stock price. We measure performance using a number of corporate, business and individual measures. We choose the specific metrics for our compensation programs because we believe that they are important to the Company’s financial and operational success over the short or long-term, as applicable. For 2013, our most significant measures for both annual and long-term performance were revenues, non-GAAP earnings per share (EPS) and stock price appreciation. As it relates to our executive compensation programs, we measure our performance in three primary ways:

•	Alexion's operating performance, which is driven by and evaluated against annual objectives;

•	Alexion's return to its shareholders, compared against peers and also on an absolute basis; and

•	Individual contributions that impact outcomes and provide a concrete, identifiable impact on the Company's success.

Below are highlights of performance during 2013 in these three key areas:
Operating Performance

The Company delivered solid revenue growth and strong financial results in 2013. Operating performance highlights for 2013 included:

•	An increase of net product sales of 37% from the previous year to $1.551 billion, in line with our internal forecasting.

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An increase of non-GAAP net income of 47%, to $624.2 million, or $3.08 per share, in line with our internal forecasting. See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results.

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Successful execution of the Company's decision to centralize global supply chain and external quality assurance operations in Dublin, Ireland, which is expected to have a positive long-term impact on our technical operations execution and financial performance.

•
Strengthened and broadened the executive management team with the hiring of Dr. Mackay and Mr. Islam, which also allowed us to centralize the oversight of global technical operations under Dr. Squinto.

Further, our strong operational performance in 2013 was a continuation of several years of consistent, high operational performance by the Company. Since 2010, net product sales have increased at least 37% each year, and the Company's non-GAAP net income has increased at least 47%.

While 2013 involved significant operational achievements, including achievements that we expect will have a positive long-term impact on our business, we experienced a setback in our manufacturing and quality operations when we received an FDA Warning Letter in March 2013 regarding compliance with good manufacturing practices at our Rhode Island manufacturing facility. Later in the year, and unrelated to the Warning Letter, we also initiated voluntary product recalls caused by a process step conducted at one of our third party vialer facilities. Importantly, these events did not have an immediate negative impact on our operations - there was no supply interruption and no identifiable safety concerns associated with these events. However, the Warning Letter and the recalls were considered to be operational deficiencies in 2013 and were reflected in the Board's assessment of the Company's and the NEOs' performance, as described further below.

Shareholder Return

Since launching Soliris in 2007, Alexion has consistently returned significant value to our shareholders in terms of stock price appreciation.

•	Alexion's stock price has increased by approximately 1,209% between January 1, 2007 and December 31, 2013.

•	Alexion's 1, 3 and 5 year annualized total shareholder return (TSR) was 42%, 49% and 49%, respectively.

•	A $100 investment in Alexion's common stock on December 31, 2008 would have grown to $734.37 on December 31, 2013.

Alexion's stock performance has been very strong, both in absolute terms and compared to its self-selected peers, as described below. As seen in the table below, Alexion's long-term TSR continued to be very high in absolute terms and also compared to its peer group. Alexion's annualized 3-Year and 5-Year TSR for the period ending December 31, 2013 exceeded the median and was in the upper quartile of its peer companies, respectively. Despite posting a 1-year TSR of 42% on absolute terms and delivering the significant operating performance highlights described above, Alexion's 1-Year TSR was in the bottom quartile of its self-selected peers during a record year of performance for pharmaceutical and biotechnology stocks.

	1-Year TSR	3-Year TSR	5-Year TSR

Alexion Actual	42%	49%	49%
Peer Group Median Actual	77%	42%	27%
Alexion Percentile Rank	8%	59%	77%

Individual Performance

Individual performance is evaluated using both quantitative and qualitative measures. An NEO's performance is measured by achievement of his individual objectives, his contribution to the corporate objectives, leadership on an individual project, handling unforeseen circumstances, and overall contribution to the success of the Company. Individual performance for 2013 is discussed below under "Annual Cash Incentives - Drive Performance."
Introduction of Performance Share Units in 2013
As part of its evaluation of Alexion's executive compensation programs, in February 2013 the Compensation Committee decided to supplement Alexion’s performance-based compensation with the addition of performance share units (PSUs). The CEO and the CEO's direct reports at the time of the grant received PSUs. The PSUs granted in 2013 had the following features:

•	The Compensation Committee aimed to deliver approximately one-third of each executive's long-term equity incentive award in the form of PSUs.

•	The 2013 PSUs are only earned if pre-established financial targets are achieved.

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The PSUs had a one-year performance period with the amount actually earned dependent upon Alexion's revenue (50%) and non-GAAP EPS (50%) results. See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results.

We place significant weight on corporate revenue and non-GAAP EPS to measure the performance of the Company. We also believe that our shareholders and analysts rely heavily on the same financial metrics to understand the underlying condition, and the performance of, our business. The committee believes revenue and non-GAAP EPS were the best metrics to incentivize executive performance for our long-term equity awards, because:

•	We market and sell a single product, Soliris, and the Company's revenue performance is equal to the commercial performance of Soliris.

•
Commensurate with our commercial success and investment in the Company's future, almost all aspects of our business are growing and how effective we are at executing financial planning and financial discipline is a strong indicator of company performance, measured in its impact on non-GAAP EPS.

•
Historically, our reported revenue and non-GAAP EPS have not been materially skewed by one-time or out of the ordinary events. Therefore the Compensation Committee decided that setting performance objectives using these metrics would be reliable indicators of company performance, since based on past experiences revenues would grow commensurate with growth in the number of patients receiving Soliris and non-GAAP EPS would increase commensurate with sharp execution of a financial plan and financial discipline considering the capital necessary to operate our expanding global business.

•
Further, it was critically important that the PNH business remain strong and continue to grow at targeted levels during the launch of aHUS and corporate and individual performance objectives were established accordingly. By using revenue as a metric for 2013 performance awards and in setting targets, emphasis was intentionally placed on both preserving and growing the PNH business, and at the same time successfully launching aHUS.

The Compensation Committee chose a one-year performance period because the committee preferred to take an incremental approach for the first year that PSUs were used in the program, and would evaluate how best to use PSUs in 2014 to support the program's objectives. In February 2014, the Compensation Committee introduced two additional performance metrics to further align the compensation program with shareholder value creation and to take a longer-term view with respect to measuring performance. The Compensation Committee included relative

TSR measured over a three-year performance period as well as aggressive, accelerated development milestones over a one-year period.

How Does the Compensation Committee Define Performance-based Compensation
As illustrated in the table below, in 2013, a substantial portion of each NEO's total actual compensation was delivered in the form of performance-based compensation.

Name	Percentage Delivered as Performance-Based Compensation
Leonard Bell, Chief Executive Officer	79%
David Hallal, EVP Chief Commercial Officer	76%
Martin Mackay, EVP and Global Head of Research and Development	49%
Vikas Sinha, EVP and Chief Financial Officer	75%
Stephen Squinto, EVP and Chief Global Operations Officer	74%
Saqib Islam, SVP and Chief Strategy and Portfolio Officer	42%

Dr. Mackay and Mr. Islam joined Alexion in May and April, respectively, and they both received large one-time grants of restricted stock units and stock options, but did not receive 2013 PSUs due to their start dates.

The Compensation Committee considers the following to be performance-based compensation:

2013 PSUs

•	Only earned if the Company achieves pre-established financial metrics

•	The higher, or lower, the Company's performance against these metrics, the greater, or smaller, the number of PSUs earned by the executive

Stock Options

•	Part of our compensation program since the founding of the Company

•	Widely used in our industry

•	Our industry requires long term capital investments and the rewards from those investments are at substantial risk or may not be realized for many years

•	A stock option has no value to the executive unless the Company's stock value increases

•
The Compensation Committee strongly believes that stock options incentivize long-term performance. In order for the executives to realize meaningful pay from stock options at today's valuation, the executive must create meaningful additional value and this can only be achieved with methodical execution of operational objectives and exceptional performance over a sustained, long period of time

Annual Cash Incentives

•	Each NEO's cash incentive opportunity is based on the NEO's pre-established target, which ranges from 60% to 120% of base salary earned

•	The Compensation Committee determines the actual amount for the CEO based on the committee's assessment of corporate performance and the CEO's performance

•	For the other NEOs, the committee relies on the CEO's assessment of each executive's performance and the CEO's compensation recommendations

•	The Compensation Committee does not use a formula to determine actual bonuses and retains discretion to award an amount higher or lower than target, but not more than 300% of the individual's target

•	For 2013 performance, the Compensation Committee strongly believed that the CEO's bonus should be paid meaningfully above target:

◦	the Company exceeded rigorous corporate objectives as discussed below under "Annual Cash Incentives - Drive Performance"

◦	the Company had another very strong year of operating performance as discussed above under "Operating Performance"

◦	the Company again delivered high shareholder return and has done so on a continuous, sustained basis, as discussed above under "Shareholder Return"

•
The Compensation Committee endeavored to deliver an incentive cash award above target to reward exceptional performance, as described above. However, Dr. Bell's 2013 annual cash incentive was also approximately 15% lower than 2012 due in part to the manufacturing setbacks described above under "Operating Performance"

Compensation Committee Decisions for Dr. Bell
After considering the Company's operating performance, return to shareholders, and Dr. Bell's individual contributions and strong leadership, the Compensation Committee took the following actions with respect to Dr. Bell's 2013 compensation:
Base Salary: Dr. Bell's salary increased by approximately 9% from $1.1 million to $1.2 million, which was at the median of the Company's peer group.
Annual Incentive Target: Dr. Bell's annual cash incentive target was increased from 100% to 120% of base salary in recognition of his long-term sustained, high performance and substantial contributions to the Company's strong performance.
Actual Annual Cash Incentive: The amount awarded to Dr. Bell decreased from the prior year by approximately 15%. The amount reflected Dr. Bell's personal achievements, another strong year of operational performance and return to shareholders, and successful execution of the centralization of global supply chain and external quality assurance operations in Dublin. The amount also reflects the setbacks experienced by the Company with the FDA Warning Letter and product recalls.
Long-Term Incentives: The total grant date value of long-term equity incentives (LTIs) awarded to Dr. Bell for 2013 was generally the same as 2012, but a key difference from 2012 is that almost 30% of 2013 LTI compensation, approximately $2.7 million, is in the form of PSUs, which were introduced to the core design of the program in 2013. Performance-based equity represents a significant portion of Dr. Bell's total compensation and aligns his interests with our shareholders to achieve long-term performance.

COMPENSATION PRACTICES - WHAT WE DO AND DON'T DO

Below is a description of some of our compensation practices that highlight our commitment to compensation governance:

•	We Pay for Performance - see pages 19 and 20

•	We introduced Performance Share Units in 2013 - see page 20

•	We provide limited perquisites and there are no perquisites offered to NEOs that are not also offered to all employees

•	NEOs and directors are required to comply with our stock ownership guidelines, which were strengthened in 2013 - see page 40

•	Annual cash incentives are capped at 300% of target

•	We have adopted a clawback policy under which the Incentive compensation of our CEO and his direct reports may be recovered by the Company in the event of a financial restatement - see page 41

•	All employees, including the NEOs, are prohibited from entering into any hedging or derivative transactions in our stock - see page 41

•
Beginning in 2013, we determined not to enter into new employment agreements that include tax gross-ups upon a change of control; agreements entered into prior to 2013, however, continue to include tax gross-ups

EFFECT OF 2013 SAY-ON-PAY VOTE

At the 2013 Annual Meeting, over 88% of the votes cast on the advisory vote on executive compensation were in favor of Alexion's executive compensation disclosed in the proxy statement. The Compensation Committee considered the vote and while the results convey strong shareholder support for the Company's executive compensation programs and the Compensation Committee's 2012 decisions, the committee determined that it was in the best interest of the Company and its shareholders to continue to evaluate our executive compensation programs and to strengthen certain aspects of these programs.

In 2013, the Compensation Committee introduced PSUs to our executive compensation program. Although the PSUs were awarded prior to last year's annual meeting, the committee believes that this new feature in the core design of the Company's programs meaningfully enhances the Company's pay for performance objectives.

The Compensation Committee regularly reviews, assesses and when appropriate adjusts the Company's compensation programs, including for example, increasing the stock ownership guidelines for the CEO in 2013. The Compensation Committee and the Board also substantially reduced director compensation based on shareholder feedback. The changes are described on page 55. The changes to director compensation were not a direct result of the 2013 Say-on-Pay vote, but are noted here to demonstrate the commitment of the Compensation Committee and the Board to adjust our compensation programs in a way that aligns the Company's objectives with those of our shareholders.

At the 2014 Annual Meeting, we will again hold an advisory vote to approve executive compensation. The Compensation Committee will continue to consider the results of this year's vote as well as the feedback from our shareholders.

EXECUTIVE COMPENSATION PHILOSOPHY

The primary objective of Alexion's executive compensation programs is to attract, retain and incentivize the key executives necessary for Alexion's short- and long-term successful performance. As stated above, as it relates to our executive compensation programs, the Compensation Committee views performance as operational performance, return to shareholders and individual contribution.

The Compensation Committee considers and approves compensation programs based on our compensation philosophies, which include the following:

Attract, retain and incentivize

•We are deeply committed to attracting and retaining industry-leading talented individuals to Alexion.
•Well-designed compensation programs incentivize our employees to achieve rigorous corporate and individual objectives that are important to our business and success.

Pay for performance

•Performance is measured by operational performance, return to shareholders and individual contribution.
•We establish competitive opportunities to incentivize high performance and deliver greater rewards when corporate and individual performance exceed expectations and lower compensation when corporate or individual performance falls short.

Competitive with peer group

•We believe that compensation paid by market peers matters.
•When we set targets, or determine payouts, we evaluate our peers to validate that Alexion is competitive with other companies who compete with us for talent.
•We carefully review our peer group each year.

Balanced combination of compensation elements

•	We strive for an appropriate balance between cash and equity incentives.

•	Each element of compensation drives certain behavior.

•	The annual cash incentive is intended to motivate individuals to successfully execute on short-term operational objectives.

•	Equity incentives are intended to focus executives on the long-term success of the organization, as well as, in the case of PSUs, the achievement of pre-established performance metrics.

•
The actions of an executive can and should influence the ultimate value of an LTI award and greater value is realized by the executive if he or she is focused on long-term outcomes - decisions and actions today will impact Company performance years from now. LTIs are intended to keep the executive accountable for the long-term performance by delivering greater, or lesser, value in the future.

Fair and consistent

•	We are committed to make the overall structure of our compensation programs similar across our global organization, taking into account level, geography and local considerations.

•	We strive to develop reward opportunities for all employees based on responsibilities and performance.

OUR PROCESS

Key Decisions

The Compensation Committee approved 2013 (i) base salaries, (ii) annual cash incentive targets, and (iii) LTIs, including PSUs, stock options and restricted stock units in February 2013 for the NEOs other than Dr. Mackay and Mr. Islam.

Mr. Islam joined the Company in April 2013 as a Senior Vice President, and Dr. Mackay joined in May 2013 as an Executive Vice President. The LTIs awarded to Dr. Mackay and Mr. Islam in May and April of 2013, respectively, were large one-time grants of stock options and restricted stock units made in connection with the commencement of their employment. They did not receive PSUs in 2013.

In February 2014, the Compensation Committee reviewed company and individual performance for 2013 and determined the actual 2013 cash incentive bonus payment for all NEOs.

Role of the Compensation Committee

The Compensation Committee determines the compensation of the Company's executive officers and approves and evaluates the Company's compensation programs. The committee makes its executive compensation decisions based on many factors, including:

•	First and in great depth, the committee reviews in detail the corporate results against stated and Board-approved weighted corporate objectives and assigns a performance rating versus 100% of target

•
The Board's rating of the CEO's performance - the CEO's objectives are substantially based on the corporate objectives and take into consideration TSR performance as well as the CEO's accomplishments addressing unforeseen events which contribute to successful overall performance

•
An annual benchmarking exercise to obtain competitive market information and compare each executive's compensation to individuals in similar positions at the Company's self-selected peer group of companies

•	The CEO's assessment of the performance of his direct reports measured against their objectives

•	The CEO's compensation recommendations for his direct reports
Role of Executives in 2013 Compensation Decisions

No NEO participates in discussions about or makes recommendations with respect to his own compensation.
A small number of executives typically attend Compensation Committee meetings, including our CEO, and Chief Human Resources Officer, or CHRO. In addition to the committee members, all other directors are invited to attend, and typically do attend, committee meetings. Modified executive sessions of the Compensation Committee are conducted with the CEO and CHRO.
Dr. Bell, with limited staff and management support, works with the committee and our compensation adviser to develop compensation recommendations for the NEOs other than himself. Dr. Bell discusses his evaluation of the individual performance of the other NEOs. The Compensation Committee, however, is responsible for making all decisions regarding the compensation of the other NEOs.
The Compensation Committee is responsible for evaluating and determining Dr. Bell's compensation and works directly with the compensation adviser, as discussed below, with limited support from Alexion staff. Dr. Bell is not present when the committee discusses and approves his compensation.

Role of the Compensation Adviser

According to its charter, the Compensation Committee is authorized to retain and terminate consultants to assist it in any aspect of the evaluation of CEO or executive officer compensation, and approve such consultant's fees and retention terms. The Compensation Committee also has authority to obtain advice from internal or external legal and other advisors. The committee retained Radford, an Aon Hewitt Consulting Company, as its compensation consultant to advise on 2013 executive compensation.

Radford provides analysis, research, data, peer and competitive information, survey information and program-design experience in evaluating and developing the Company's compensation programs for executives as well as incentive programs. Radford also keeps the committee informed of market trends and legal developments. Representatives of Radford generally attend meetings of the committee and communicates with the committee chairman between meetings. The Compensation Committee, however, makes all decisions regarding the compensation of our executive officers.

The committee retained Radford in 2013 after assessing its independence, taking into account many factors, including:

•	any other services Radford provides to the Company;

•	the amount of fees received from the Company by Radford as a percentage of Radford's total revenue;

•	Radford's conflicts of interest policies and procedures;

•	any business or personal relationship of the consultant with a member of the Compensation Committee;

•	any stock of the Company owned by the consultant; and

•	any business or personal relationship of the consultant and Radford with an executive officer of the Company.

The committee believes that Radford is independent and that there are no conflicts of interest that would impact the advice to the committee from Radford and the representatives of Radford who advise the committee on executive compensation matters.

THE ELEMENTS OF COMPENSATION AND WHY WE PAY

The three primary elements of compensation paid to our NEOs are: base salary, annual cash incentive bonus and LTIs. Our executives also receive modest other compensation that is generally available to other employees, such as 401(k) matching and relocation benefits.

In 2013, 68% of the reported NEO compensation was performance-based and 75% was in the form of long-term equity compensation. For the NEOs other than Dr. Mackay and Mr. Islam, who did not receive PSUs due to their start dates, 77% of the reported NEO compensation was performance-based and 72% was in the form of long-term equity compensation.

The Compensation Committee believes that each element of compensation should be used in a manner that drives certain conduct, recognizing that different elements may be effectively used to drive different conduct.

Compensation Element	% of NEO 2013 Total Compensation(1)	Primary Purpose

Base salary	10%	Provide a secure, fixed amount of compensation to attract and retain executive officers.

Annual cash incentives	14%	Motivate executives to achieve short-term, annual success.

Long-term incentive awards	75%	Align the interests of our executives with those of our shareholders, to retain talent, and to motivate executives to achieve longer-term success.

(1)	1% of total compensation consisted of Other Compensation, such as 401(k) matching and relocation costs, as described more full in the Summary Compensation Table.

In making compensation determinations, the Compensation Committee considers each individual element of compensation relative to the total direct compensation awarded to an NEO, and whether the compensation package as a whole is aligned with the Company's executive compensation philosophy and market practice.

The Compensation Committee monitors the risks associated with our executive compensation programs and individual compensation decisions. We have concluded that it is within our ability to effectively monitor and manage risks associated with our compensation policies and practices and that the risks are not reasonably likely to have a material adverse effect on Alexion.

Each component of our compensation program is discussed in greater detail below, including the rationale for 2013 compensation decisions.

COMPARING COMPENSATION TO PEER COMPANIES
The Compensation Committee considers the pay and practices at a peer group of companies when making executive compensation decisions.
How the Peer Group is Used
The Compensation Committee uses the peer group in the following ways:

•	As input to determine base salary, annual incentive target, annual cash incentive, and LTIs;

•	As input to determine total direct compensation;

•	As input to develop the form and mix of equity;

•	To assess whether the Company’s executive compensation programs are aligned with Company performance;

•	As input for designing the compensation programs; and

•	To assess incentive plan burn rate, overhang and equity expense.
The peer group information is a key reference point for the Compensation Committee. Generally, the committee targets compensation as follows:

•	To be competitive for executive talent, the Compensation Committee believes that base salary and the annual cash incentive opportunity should be, as a baseline, at the median of the peer group, and

•	LTI values should be at the 65th percentile of the peer group for target performance
The committee, however, does not adopt these peer group targets as strict boundaries when making its decisions, and will award amounts greater or lower than the targets. The Compensation Committee allocates the level of opportunity and the mix of compensation elements in this way to provide expected total direct compensation opportunities meaningfully greater than the median of the peer group, which it believes is the right level to incentivize exceptional performance.
The Compensation Committee chose to target LTI values at the 65th percentile because it believes this level establishes the right performance incentives. Approximately 75% of NEO total compensation is delivered as long-term equity, and approximately 30% of this amount as PSUs in 2013. Thus, a significant portion of the value of an NEO's compensation - 75% -- is dependent on stock value and the NEO's opportunity to realize greater pay directly correlates to the Company's performance.
The Compensation Committee believes that the Company's strong operational performance and stock performance over the last several years validates this pay-for-performance approach of setting LTI targets above the median. In absolute terms, since 2009 Alexion's stock has increased each year by at least 30%, and its long term TSR (2, 3 and/or 5 year TSR), as presented to the committee each year, has been above the LTI target reference point used by the committee.

How the Peer Group is Determined
The Compensation Committee develops the peer group based on the factors listed below. The committee strives to select companies that are of similar size (revenues, market capitalization, number of employees), are organized like Alexion, and operate similarly (global presence, orphan disease focus). Thus, the committee endeavors to select peer companies that exhibit all of the factors set forth below and within the prescribed parameters, but recognizes that it cannot develop a peer group in which all companies exhibit all factors.

Consideration	Purpose

Recruiting	A peer company should operate in the biotechnology or pharmaceutical industry and should compete with Alexion for talent.

Annual Revenues	Generally, companies with similar revenues to Alexion are operating businesses of a similar commercial complexity.

Market Capitalization	Generally, companies with market capitalizations similar to Alexion's are established, mature businesses with expected revenue growth and anticipated pipeline achievements.

Global Presence	A peer company should conduct global commercial operations. We look at the percent of revenues attributed to non-U.S. sales and consider companies with worldwide operations.

Number of Employees	The number of individuals employed by a peer company tends to be a reflection of the organization's operational complexity.

Orphan Disease Focus	A peer company should be exclusively focused on the development and commercialization of therapeutic products for ultra-rare diseases.

Radford assists the Compensation Committee in developing the peer group. Radford initially filters the peer group by applying the following parameters to the factors listed above:

•	publicly-traded U.S.-based biotechnology and pharmaceutical companies

•	annual revenue between 0.3x and 3x of Alexion annual revenue

•	market capitalization between 0.3x and 3x Alexion market capitalization

•	number of employees between 500 and 5,000, and

•	international business scope, based on revenue generated outside the U.S.

The initial filter identifies many companies that are not reflective of Alexion's size or operations. Therefore, Radford expands beyond the defined parameters described above to identify any companies that may be appropriate given industry and organizational complexity and companies used by proxy advisors to assess CEO pay for Alexion. In doing so, Radford will identify companies with whom Alexion competes for executive talent, larger and smaller biopharmaceutical companies that are above and below the limits for annual revenue and market capitalization, international biopharmaceutical companies that disclose executive pay data, and similarly sized companies from peripheral life sciences industries.
Radford and the Compensation Committee reviews the list of companies identified using the stated parameters to determine which companies are most similar to Alexion. The lack of similarity of a peer company to Alexion with respect to any single factor stated above is not by design, but rather because there is not a sufficient number of companies that are similar to Alexion with respect to such factor. For example, not all companies in Alexion's peer group have a rare disease focus. The committee believes that it is not possible to eliminate differences entirely and recognizes the possibility that shifts in the Company's peer group selection could influence executive compensation decisions. The committee seeks to mitigate this risk by not relying entirely on any one or two factors, such as revenue and market capitalization. The committee believes that reliance on one or two factors alone would result in selecting a number of peers with little else in common with Alexion.
To illustrate this point, the Compensation Committee did not require every company in the 2012 peer group to fall within the parameters for both revenue and market capitalization.

•	For Alexion and other biotechnology and pharmaceutical companies, the correlation of market capitalization to revenues can be irregular.

•	At the time of evaluating the 2012 peer group, Alexion's ratio of market capitalization to revenue was 21.9 and was the highest of all companies in the final peer group.

•	In contrast, 12 of 14 companies in the 2012 peer group had a market capitalization to revenue ratio of less than 10.

•	5 peer companies with revenue similar to Alexion (that is, within Alexion's revenue parameter) had a market capitalization below 0.3x of Alexion and did not meet the market capitalization parameter.

•	6 companies with market capitalization similar to Alexion (that is, within Alexion's market capitalization parameter) had revenue greater than 3x of Alexion and did not meet the revenue parameter.

•	4 companies even had revenue greater than Alexion (2 of the 4 had revenue more than 3x Alexion and outside the revenue parameter) but had a market capitalization lower than Alexion.
With Alexion's high market capitalization to revenue ratio, it is challenging to identify companies with both similar market capitalization and similar revenue. The Compensation Committee believes that applying strict observance to the financial parameters will not yield a representative group of companies that resemble Alexion's size and operations. For example, proxy advisory firms include medical device and diagnostic companies in their list of peers because such companies strictly satisfy the financial parameters published by the proxy advisory firm, but we believe these companies are poor peers.
The Compensation Committee believes that the mix of factors listed above results in a balanced and representative peer group taking into consideration Alexion's operations and size. The committee includes peers that are both larger and smaller than Alexion, in terms of both revenue and market capitalization. The committee strongly believes that approximately half of the peers should be larger than Alexion, either in terms of revenue or market capitalization or both, to ensure that its pay programs are competitive with companies that hire individuals with similar skills and experience that we seek. Although this approach could result in higher pay outcomes, the committee believes that its approach is appropriate because it is critically important to the Company's performance to hire, and importantly to retain, highly talented, specialized and experienced employees and these individuals typically join Alexion from larger biotechnology and pharmaceutical companies. The committee believes that its approach has served both the Company and its shareholders very well, as demonstrated by the Company's long-term strong operational performance and high shareholder return.

Peer Groups
The Compensation Committee compares the compensation of each NEO to similar positions within the peer group. The committee also takes into account various factors such as the unique characteristics of the individual's position, and any succession and retention considerations.
The committee performed two peer group analyses to assist in its 2013 decision making:

•	2012 Analysis: used to determine 2013 base salaries, targets for annual incentive awards, and LTIs.

•	2013 Analysis: used to determine actual 2013 annual cash incentive payment.

2012 Peer Group Analysis
In 2012, the Compensation Committee, together with Radford, conducted a review of the peer group and modified the group using the approach described above.
The peer group used by the committee to assist in the determination of 2013 base salaries, targets for annual incentive awards, and LTIs, comprised of the following 14 companies:

Allergan, Inc.	Cubist Pharmaceuticals, Inc.	Shire plc
Amgen, Inc.	Forest Laboratories, Inc.	United Therapeutics Corporation
Biogen Idec, Inc.	Gilead Sciences, Inc.	Valeant Pharmaceuticals, Inc.
BioMarin Pharmaceuticals, Inc.	Medicis Pharmaceutical Corporation	Vertex Pharmaceuticals, Inc.
Celgene Corporation	Regeneron Pharmaceuticals, Inc.

In reviewing the 2012 peer group, the Compensation Committee removed Human Genome Sciences which was acquired in 2012, and decided to remove ViroPharma, which was at the lower end or below the parameters for employees, revenues and market capitalization. The committee also decided to add two non-U.S.-based companies, Shire plc and Valeant Pharmaceuticals, to add peers with established international operations. Both Shire and Valeant had higher revenue and lower market capitalization than Alexion.

At the time the peer group was established, 5 companies had both higher revenue and market capitalization than Alexion, 4 additional peers had higher revenue, and 11 peers had more employees. While a majority of the peers had higher revenue and number of employees than Alexion, Alexion's market capitalization ranked 6 out of 15. Although Alexion was smaller in terms of number of employees and revenue, Alexion's workforce and product sales were growing rapidly, and the Compensation Committee believes strongly that the Company's executive leadership is integral to the Company's growth and success. As stated above, it critical to the Company's performance to hire highly talented, specialized and experienced employees and these individuals typically join Alexion from larger biotechnology and pharmaceutical companies.

2013 Peer Group Analysis

At the end of 2013, the Compensation Committee, together with Radford, reviewed the peer group and modified the group based on its evaluation of several factors, including the factors described above under "How the Peer Group is Determined."
The peer group used by the committee to assist in the determination of 2013 annual cash incentive payments comprised of the following 13 companies:

Allergan, Inc.	Forest Laboratories, Inc.	United Therapeutics Corporation
Biogen Idec, Inc.	Gilead Sciences, Inc.	Valeant Pharmaceuticals, Inc.
BioMarin Pharmaceuticals, Inc.	Jazz Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.
Celgene Corporation	Regeneron Pharmaceuticals, Inc.
Cubist Pharmaceuticals, Inc.	Shire plc

In reviewing the 2013 peer group, the committee removed Medicis, which was acquired in 2012, and also decided to remove Amgen, which had been included in Alexion's peer group since 2010. By removing Amgen, the committee sought to remove a peer with both greater revenue and market capitalization than Alexion. The Compensation Committee also added Jazz Pharmaceuticals, an international biopharmaceutical company focused on developing and commercializing products for unmet medical needs. At the time of the review, Jazz revenue and market capitalization were each less than Alexion.

ELEMENTS OF 2013 NAMED EXECUTIVE OFFICER COMPENSATION

As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Compensation Committee evaluates Alexion's performance for the prior year by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors. To assist in the determination of (a) 2013 base salaries, (b) 2013 targets for annual cash incentive, and (c) 2013 LTIs, including PSUs, the committee evaluated Alexion's 2012 performance in February of 2013. The committee determined that Alexion exceeded its corporate objectives and achieved 137% of its approved corporate goals for 2012. Specifically, performance milestones included:

•	Alexion's 1-, 3- and 5- year annualized TSR was 31%, 57% and 37%, respectively

•
Alexion exceeded revenue and expense targets. Net product sales increased 45%, and non-GAAP net income increased 60%. See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results.

•	Alexion strengthened its product pipeline by completing the acquisition of Enobia Pharma Corp.

Actual annual cash incentives for 2013 were approved in February 2014 and are discussed in more detail below.

Base Salaries Should be Competitive with Peers
Base salary represents a secure, fixed component of an executive's compensation. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Base salaries are evaluated annually for possible merit increases and take into account an annual review of marketplace competitiveness with the peer group. The Compensation Committee believes that the merit and other increases approved for 2013 base salary for the NEO's reflects strong operational performance, both company and individual, as well as market competitiveness.
Consistent with previous annual base salary evaluations, the Compensation Committee determined that if merit increases are appropriate, 2013 base salaries for the NEOs should be within approximately 10% of the market median of Alexion's peer group. The merit and other increases in base salary for the NEOs, detailed in the table below, were approved by the committee in February 2013 to achieve this desired level.

Named Executive Officer	2012 Base Salary	2013 Base Salary	% Change

Leonard Bell, M.D.	$1,100,000	$1,200,000	9.1%
David Hallal	$525,000	$610,000	16.2%
Martin Mackay, Ph.D.(1)	$0	$625,000	0
Vikas Sinha, M.B.A., C.A.	$530,000	$615,000	16.0%
Stephen P. Squinto, Ph.D.	$540,000	$607,000	12.4%
Saqib Islam, J.D.(2)	$0	$475,000	0

(1)	Dr. Mackay joined the Company in May 2013. The base salary shown is Dr. Mackay's annualized salary. Dr. Mackay's actual 2013 earnings were $397,000.

(2)	Mr. Islam joined the Company in April 2013. The base salary shown is Mr. Islam's annualized salary. Mr. Islam's actual 2013 earnings were $325,000.

The Compensation Committee approved a merit increase of $100,000 for Dr. Bell, which the committee believed was appropriate given the Company's strong 2012 financial performance and growth, and Dr. Bell's important continued contributions to the Company's success and his strong leadership. The merit increase also positioned Dr. Bell at the median of the market peers at the time of determination.

When approving 2013 base salaries, the Compensation Committee endeavored to obtain relative parity in amounts of base salary among the Company's three Executive Vice Presidents, which at the time were Mr. Hallal, Mr. Sinha and Dr. Squinto, and used the peer group median as a reference for each role. The market median for Dr. Squinto's position, which at the time of determination was EVP Head of Research and Development, was significantly higher than the market median for both Mr. Hallal and Mr. Sinha. Thus, when approving Dr. Squinto's merit increase, the committee decided to approve a base salary below the market median and outside the committee's target (+/- 10% of the market median) to primarily maintain relative parity among the Executive Vice Presidents, which the committee believed was proper given the size of the increase for Dr. Squinto in terms of absolute dollars.

Mr. Hallal and Mr. Sinha were each promoted to Executive Vice President in 2012 and the promotions are reflected in their sizable 2013 base salary increases. Mr. Sinha's base salary was at the market median reference point and the committee was able to obtain relative parity. Mr. Hallal's 2013 base salary was slightly greater than the committee's target for base salary (+/- 10% of the market median). The committee decided that Mr. Hallal's base salary was at the right level and the increase was appropriate given Mr. Hallal's promotion and his expanded role. With the departure of Patrice Coissac in 2012, the Company's then President of its Switzerland affiliate, Mr. Hallal assumed direct responsibility and accountability for commercial operations for several territories previously managed by Mr. Coissac and others, including Europe, Japan and Australia-Pacific. Based on the recommendation of the CEO, the committee's desire to achieve relative parity among the Executive Vice Presidents, and Mr. Hallal's promotion and increased responsibilities, the Compensation Committee approved the increase for Mr. Hallal.

Annual Cash Incentives - Drive Performance

We pay annual cash incentive bonuses to drive the achievement of short-term, annual high performance. The Compensation Committee endeavors to deliver a meaningful portion of cash compensation in the form of annual cash incentives. The committee firmly believes that doing so is critical because the opportunity for a meaningful cash award will, together with strong management and accountability, drive executives to individually and collectively achieve and exceed the Company's annual objectives. For 2013 compensation, the actual annual cash incentive comprised:

•	14% of NEO total compensation, and

•	57% of NEO cash compensation.
The Compensation Committee established the following annual cash incentive targets as a percentage of base salary for 2013: 120% for Dr. Bell, 70% for Mr. Hallal, Dr. Mackay, Mr. Sinha, and Dr. Squinto, and 60% for Mr. Islam.
The Compensation Committee believes that the Company's executives are integral to sustained, high Company performance. Annual incentives should incentivize delivery of key objectives and reward individuals for accomplishing those objectives. The annual incentive is not delivered formulaically, and the Compensation Committee retains discretion to award an amount above or below an NEO's target. The committee's decision is made purposefully and is qualified by the following governance parameters to ensure that pay is commensurate with performance:

•	No amount of the annual cash incentive is guaranteed, other than for Dr. Mackay who is entitled to a minimum cash incentive if his employment is terminated during 2014, but not thereafter.

•	The annual cash incentive is capped at 300% of the executive's target.

•	100% of the annual cash incentive is at risk.

•	Pay decisions are made by a Compensation Committee of all independent directors.

•	The Company presents its executive compensation to shareholders every year for consideration, and our programs reflect shareholder feedback.

•	Although an annual incentive measures annual performance, the Compensation Committee and the Board also reviews the Company's 1 and 3-Year TSR monthly to assess company performance over the long term.
Review and evaluation of the achievement of the pre-determined annual corporate goals is of primary importance when determining the annual incentive award. In February 2013, the Board of Directors and the Compensation Committee approved annual corporate performance goals. The corporate goals were proposed by management and are separated into five categories. A relative weight is assigned to each of the five categories. In February 2014, prior to approving 2013 incentive bonuses, the committee evaluated Alexion's 2013 performance by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate goals approved by the committee and the Board of Directors for 2013. The committee conducted this evaluation in February of 2014 and it determined that the 2013 corporate goals in the aggregate were achieved at 126% of target performance.

Below are the 2013 corporate objectives:

Corporate Objective(1)	Weight	Achievement
Revenue	50%	140% Overachieved
Specific global revenue target; specific regional revenue targets for PNH and aHUS; specific global and regional targets for the number of patients treated with Soliris; successful product launch in a specific number of countries

Pipeline	20%	105% Overachieved
Obtain marketing approval in Japan and specific number of other countries for aHUS; Complete filings for updated PNH and aHUS labels; complete marketing approval submission for STEC-HUS; achieve clinical study enrollment targets; initiate registration trials in specific number of conditions with eculizumab; complete registration trials for product candidates, submit BLA and MAA and have filings accepted

Quality, Manufacturing, Supply, and Distribution	10%	90% Underachieved
Ensure ongoing supply for clinical and commercial products; ensure global compliance with regard to all local and international manufacturing requirements; obtain highest levels of efficiency, performance and compliance of personnel; optimize manufacturing processes for various product candidates; complete validation of processes for drug candidate

Global Execution	10%	120% Overachieved
Complete design and implementation of organizational structure of certain functional teams to support late stage programs, registrations and launches; implement global human resources reporting structure and talent development initiatives; maintain global pricing and reimbursement programs; complete specified number of strategic transactions. Build and align R&D organization to support multi-product multi-indications ; Implement initial organizational alignments to prepare for additional therapeutic areas; Succession planning;
Implement identified new global human resources programs, including talent development, performance management, and learning and development
Ensure patient access for commercial product;
Conduct review and update of specified corporate policies and processes;

Finance	10%	140% Overachieved
Limit operating expenses to a budgeted target; achieve a target pre-tax profit
Total:	100%	126%

(1)
We have not disclosed the target numbers or actual performance against each target. We believe that disclosing such detail will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our long-term strategic plan and financial objectives.

In considering the actual amount of the annual incentive award for each executive, the Compensation Committee considered several factors, including:

•	the NEO's incentive target

•	the committee's assessment of Alexion's 2013 performance

•	the committee's assessment of the NEO's performance against the corporate goals

•	the CEO's recommendations for the other NEO's

•	the NEO's total compensation compared to individuals in similar positions at the peer group

•	the NEO's contributions in resolving unanticipated matters

Generally and for 2013, a significant number of corporate objectives recommended to the Compensation Committee and the Board by the CEO are set at targets and levels that the CEO believes require exceptional cross-functional performance and execution to achieve. Informed in part by the Company's experience of developing and commercializing therapies to treat ultra-rare disease, country by country and patient by patient, Dr. Bell strongly believes, with the committee's endorsement, that managing the Company's performance under this philosophy of aggressive and aspirational goal-setting drives performance, incentivizes Alexion's employees, including the executives, and best positions the Company and its employees to achieve critical accomplishments. The Compensation Committee considers the approach to goal-setting when deciding annual cash incentives. The level of achievement of the corporate objectives, 126% for 2013, does not necessarily mathematically and formulaically result in the amount awarded by the committee. The Compensation Committee strongly believes that to date, its approach has served both the Company and our shareholders extremely well. The committee has considered whether annual cash incentives should be formulaic and calculated based solely on quantitative determinations, whereby each objective is assigned a value and weight and the executive would receive a fixed pre-determined amount based on the objective achievement and level of achievement. The Compensation Committee has not adopted such a formulaic methodology because it believes, as currently designed and managed, that the annual cash incentive award as utilized by the committee is a key driver of high performance. See "Operating Performance" on page 19 and "Shareholder Return" page 19.
Prior to the February 2014 committee meeting approving 2013 annual cash incentives, Dr. Bell reviewed in detail the individual performance of each NEO, excluding himself, and considered such individual's contributions in 2013. In making his recommendations, Dr. Bell worked closely with the Compensation Committee and received limited support from staff and other members of management.
Dr. Bell recommended annual cash incentives based on strong individual and corporate performance in 2013. See "Operating Performance" on page 19 and "Shareholder Return" page 19. The Compensation Committee discussed Dr. Bell's recommendations for the NEO's and determined that annual cash incentive decisions for the NEOs, including Dr. Bell, should reflect Alexion's strong performance in 2013 and recognition of its significant achievements. The committee approved the following annual cash incentive payments for 2013 performance:

Named Executive Officer	2013 Target	Annual Cash Incentive Paid 02/28/2014	% of Target

Leonard Bell, M.D.	120%	$2,400,000	167%
David Hallal	70%	$750,000	176%
Martin Mackay	70%	$450,000	162%
Vikas Sinha, M.B.A., C.A.	70%	$675,000	157%
Stephen P. Squinto, Ph.D.	70%	$510,000	120%
Saqib Islam	60%	$260,000	133%

By approving the amounts above, the Compensation Committee awarded annual cash incentives for the NEOs at 158% of target, which resulted in a payment to the NEOs of annual cash incentives above target of approximately $1.85 million. The Compensation Committee determined that the final amounts were appropriate in recognition of strong company performance in 2013.

•	The market capitalization of the Company increased by approximately $8 billion during 2013, a significant value for shareholders

•	Soliris revenues were $1.55 billion in 2013

•
Investors strongly endorsed the Company's 2013 performance - on the date the Company announced its 2013 financial results, which included disclosure of the Company's implementation of its decision to centralize manufacturing and quality operations in Ireland, the market capitalization of the Company increased by approximately $5.5 billion on a single day

In addition to considering Company performance, the Compensation Committee made its decisions to award 2013 annual cash incentives based on the important contributions of the NEOs.
Dr. Bell. Dr. Bell's leadership and contributions were instrumental to the Company's 2013 success. In the Company's sixth full year of commercial operations, net product revenues increased 37% from the prior year and non-GAAP net income increased 47%. Alexion's 1-Year TSR was 42%, which the committee believed in absolute terms is a very strong return for investors. Although 1-Year TSR was in the lower quartile of its peers, but still strong in absolute terms, the committee recognized Alexion's long-term 5-Year TSR was in the upper quartile, which has been consistent with the Company's strong long-term performance since commercial operations began. In 2013, under Dr. Bell's stewardship, the Company's market value increased by approximately $8 billion. In a short period, the Company transformed and strengthened its manufacturing and quality organization. The operations were centralized in Ireland, which the Company believes will result in substantial long-term financial and operational benefits. Dr. Bell has demonstrated exceptional leadership managing a relatively new executive leadership team - 5 of 8 of his direct reports during 2013 joined the Company after August 2011, including two new executives in 2013 managing key functions - R&D and Business Development. Even with these financial and business successes, the amount of Dr. Bell's annual incentive was less than the prior year. As CEO, Dr. Bell took responsibility and accountability for the manufacturing and quality challenges in 2013, the FDA Warning Letter and recalls. The Compensation Committee considered these events when evaluating Dr. Bell's performance and the amount of his award, and also considered Dr. Bell's individual focus and involvement in establishing and executing on remedial actions to aggressively address both matters.
Mr. Hallal. Mr. Hallal received an annual cash incentive well above target due to his exceptional leadership managing a new and restructured commercial organization and his instrumental role executing the Company's commercial strategy. Under Mr. Hallal's leadership, the Company experienced significant growth in global product sales during 2013 (37%), attributed to both strong sales for PNH and strong sales for aHUS. Matched for the time during 2013 since their respective approvals, more patients in the U.S. were receiving treatment with Soliris for aHUS than had been for PNH, which demonstrates a high level of focus on the launch for aHUS while at the same time protecting and growing the PNH business, which was a mandate for the commercial team. 2013 was the first full year that the entire commercial organization was directly aligned under Mr. Hallal's leadership. The committee recognized his leadership and skill at optimizing the performance of a global, evolving commercial organization.
Dr. Mackay. Dr. Mackay joined the Company as Executive Vice President and Global Head of Research and Development in May 2013. Dr. Mackay received a pro-rated annual cash incentive above target due to his immediate impact on, and execution of, a widening breadth of product candidates and development programs, as well as his leadership in assembling functional teams to implement the stated strategy through senior personnel additions to the organization. Dr. Mackay played a significant role in advancing clinical development of the Company's product candidates, including: completion of enrollment in our deceased donor transplant trial and accelerated enrollment in our living donor transplant trial, critical regulatory accomplishments to advance multiple Soliris programs (NMO, MG and DGF) with regulators, significant advances for non-Soliris programs including asfotase alfa and cPMP, and obtaining breakthrough therapy designation in the U.S. for asfotase alfa and cPMP.
Mr. Sinha. Mr. Sinha was paid above target based on another year of high individual and company performance, executing exceptional financial management, particularly in light of the negative impact of unforeseen budget challenges. A significant accomplishment during 2013, which was not contemplated or part of the corporate objectives when the year began, was the execution of the centralization of manufacturing and quality operations in Ireland. Mr. Sinha led an initial assessment in the spring of 2013, directed the strategy and managed initial decision-making. The results are expected to have very positive long-term financial benefits. Mr. Sinha's disciplined management of expense in coordination with functional area executives, resulted in achieving net income objectives, which the committee believed was a particularly important accomplishment due to sizeable unbudgeted expenses, including litigation, manufacturing costs, and restructuring costs.
Dr. Squinto. Dr. Squinto oversaw execution of one of the most impactful, and positive events for the Company in 2013, the centralization of manufacturing and quality operations in Ireland, as well as the most difficult challenges, the FDA Warning Letter and product recalls. While the long-term financial assessment of centralizing technical operations in Ireland was led by Mr. Sinha and his team, the operational assessment, and execution, was led by Dr. Squinto and his team. By centralizing manufacturing and quality operations in Ireland, the company had the opportunity to continue to build and strengthen a world-class manufacturing operation, and to swiftly create further redundancy in its manufacturing capabilities, which was an existing objective. Under Dr. Squinto's leadership, the Company hired an experienced technical operations leader and general manager in 2013 (who began early 2014), secured 25,000 square feet of office space, built a technical operations workforce in Dublin of more than 50 employees in 2013, and significantly advanced steps to acquire a vialing facility as well as approximately 40 acres of land to construct a manufacturing facility, each of which was completed in 2014. These activities were precisely executed under Dr. Squinto's leadership and the Compensation Committee considered these to be significant impactful accomplishments, positioning the company to implement its financial and operational plans for many years to come. Prior to Dr. Mackay joining the Company, Dr. Squinto led the Research and Development organization. The committee acknowledged his important and critical contributions to advance clinical development of multiple key programs during the first half of 2013. The receipt of the FDA Warning Letter and product recalls also were factored into the committee's annual cash incentive decision for Dr. Squinto. The Warning Letter and recalls exposed areas of focus for the Company in 2013. Although no patient missed dosing, and there was no clinical trial shortage and no identified safety issues, the committee considered these events when setting Dr. Squinto's final amount.
Mr. Islam. Mr. Islam joined Alexion as Senior Vice President, Chief Strategy and Portfolio Officer in April 2013. Mr. Islam assumed responsibility for business development, corporate strategy, and enterprise risk management activities for the Company. He also will be leading investor relations activities. Mr. Islam was paid above target primarily for his leadership in initiating the further development of our business development functions and for consummating the company's strategic collaboration with Moderna, which closed in early 2014, and was an important event for the Company’s long-term investment in its future. The committee believed that the amount of $260,000 was appropriate in absolute terms in consideration of annual incentives provided to other executives at similar levels and taking into account Mr. Islam's contributions.

2013 Long-Term Incentive Awards - Align with Shareholders
The Compensation Committee reviews and approves LTI grant guidelines for all positions and levels throughout the global organization other than senior executives (senior vice presidents and above). The LTI grant guidelines are established to ensure that Alexion's grant practices are competitive in each country where our employees are located. We review market data by position, level and geographic region and establish guidelines and award values that we believe enable us to attract, retain and motivate a talented, values driven workforce.
The committee has not established LTI grant guidelines for its executives, including the NEOs. Together with the compensation adviser, the committee evaluates each executive's award levels compared to market peers. In determining LTI awards for executives, the committee considers:

•	the peer group market data;

•	the individual's contribution and potential contribution to Alexion's growth and financial results;

•	the value of proposed awards;

•	corporate performance; and

•	the individual's level of responsibility within Alexion.
As is the case when the amount of base salary and annual cash incentive opportunity is determined, when determining LTI values, a review of all of the executive's compensation is conducted to ensure that an executive's total compensation conforms to our overall philosophy and objectives.

In 2013, LTIs were delivered as PSUs, stock options and restricted stock units.

Performance Share Units (PSUs). The Compensation Committee introduced PSUs into the core design of the executive compensation program in 2013. PSUs that were granted in 2013 were only earned if the Company achieved pre-established revenue and non-GAAP EPS targets and each metric was weighted equally at 50%. The committee believed that these financial metrics were most appropriate to drive annual financial performance. See "Introduction of Performance Share Units in 2013" on page 20 The performance period for 2013 PSUs was one year.

The Compensation Committee endeavored to provide approximately one-third of each NEO's LTI value in the form of PSUs. The following table shows the performance metrics and weighting that the committee set for our 2013 PSUs and our degree of attainment of these goals.

Goal	Performance Range
	Threshold	Target	Maximum	Results	% of Target

Revenue (50%)	$1,455M	$1,500M	$1,590M	$1,551M	104%
Non-GAAP EPS (50%)	$2.632	$2.800	$3.100	$3.08	110%

Based on 2013 performance, Dr. Bell earned 28,040 PSUs, and Mr. Hallal, Mr. Sinha and Dr. Squinto each earned 9,745 PSUs. Dr. Mackay and Mr. Islam did not receive PSUs in 2013 due to the fact that they were hired after the PSUs were granted to the other executives. One-third of the earned PSUs vested in February 2014, and one-third vests in each of February 2015 and February 2016.

Stock Options. Stock options are granted with an exercise price equal to the fair market value of Alexion's common stock on the date of grant and, accordingly, will only have value if Alexion's stock price increases. The Compensation Committee considers stock options to be performance-based. See page 21.

Restricted Stock Units (RSUs). A portion of each NEO's LTI value is delivered in RSUs. RSUs are time-vesting awards that the Committee believes are important for retention. In 2013 the Compensation Committee sought to deliver approximately 15% of the LTI value in RSUs, which was a reduction from prior years of about one-half.

Generally, stock options and RSUs vest over four years. The individual must be employed by Alexion as an employee, director or adviser for such awards to vest.

The committee believes that long-term equity-based incentive awards are a critical element of compensation. However, like a short-term cash incentive award (or cash bonus), a long-term equity incentive award is a variable component of each employee's compensation and no individual, including any NEO, is guaranteed to receive an award or a certain value in respect of his awards.

The committee believes that its practice of awarding LTIs to Alexion executives has contributed to long-term successful performance, which has been demonstrated through substantial value creation for Alexion's shareholders. See "Operating Performance" on page 19 and "Shareholder Return" on page 19.
LTIs were granted to NEOs (and other employees) in February 2013. The Compensation Committee approved LTIs for the NEOs in the amounts set forth in the table under the heading "Grants of Plan-Based Awards."

Termination-Based Compensation
We provide severance payments and other benefits to our executives under written employment agreements if they are terminated without cause or in certain other instances, including in connection with a change of control. We believe that executives, particularly a company's most senior executives, often face challenges securing new employment following termination and that non-financial severance terms identify important continuing obligations of both Alexion and our NEOs, such as protection against competition and solicitation. In addition, severance provisions related to a change of control also assist in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending, and in providing the executives a sense of security and trust that they will be treated fairly during such transactions. For details on the severance payments our executives are entitled to, please see "Potential Payments Upon Termination or Change of Control" on page 48.

Personal Benefits
Our executives are eligible for the benefit programs provided to all employees, such as medical, dental, vision, life and disability insurance benefits. We do not provide, and executives are not entitled to, special perquisites such as permanent lodging, cars or defraying the cost of personal entertainment or family travel.

Stock Ownership Guidelines
Both our executives and directors are subject to stock ownership guidelines. In 2013 the Compensation Committee increased stock ownership guidelines for the CEO and our directors. Shares owned by the individual, unvested restricted stock and unvested restricted stock units count towards the ownership goal. Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our executives and directors currently satisfy the guidelines.
Our current policy requires Alexion's executives to own shares with a value equal to a specific multiple of such executive's base salary as indicated in the table below.

Officer Level	Market Value as a Multiple of Base Salary
Chief Executive Officer	6x
Executive Vice Presidents and Senior Vice Presidents reporting to the CEO	3x
Other Senior Vice Presidents	1x

Directors. Directors are required to own shares with a value equal to 5 times the annual director cash retainer, which was $85,000 for 2013, and is $80,000 in 2014.

Section 162(m) Policy
Under Section 162(m) of the Internal Revenue Code, publicly held corporations are denied deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers. However, Section 162(m) provides an exception for certain qualifying "performance-based" compensation. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for the company’s success, as described above. As a result, we have in the past and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers and when we otherwise view such compensation as consistent with our compensation policies. We have intended to structure our stock option grants and PSUs in a manner that is intended to qualify them as "performance-based" compensation under Section 162(m). We may also grant annual cash incentives that are intended to qualify as performance-based compensation under Section 162(m), but the Compensation Committee reserves the right to grant compensation that is not eligible performance-based compensation.

Anti-hedging Policy
Our insider trading policy prohibits all directors and employees, including our executives, from pledging or engaging in hedging or similar transactions in Alexion's stock, such as prepaid variable forwards, equity swaps, collars, puts, calls, and short sales.

Recoupment Policy
We have adopted an executive compensation recoupment policy, or "clawback," that requires our independent directors to consider whether to seek reimbursement of any bonus or incentive awarded to a Section 16 officer if and to the extent: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. The Board may adopt additional such provisions in the future or amend existing requirements as required by law or regulation or in accordance with best practices.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Alvin S. Parven, Chairman
William R. Keller
Joseph A. Madri, M.D., Ph.D.
Ann M. Veneman, J.D.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation paid to or earned by (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer for the years ended December 31, 2011, 2012 and 2013.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Bonus		Stock Awards (5)	Option Awards (5)	All Other Compen-sation (6)	Total
Leonard Bell, M.D.	12/31/2013	$1,200,000	$2,400,000	$—		$4,270,038	$5,501,012	$17,654	$13,388,704
Chief Executive Officer and Treasurer	12/31/2012	1,100,000	2,800,000	—		2,839,500	6,844,930	15,021	13,599,451
	12/31/2011	950,000	2,400,000	450,000	(2)	2,047,440	7,170,366	12,250	13,030,056
David Hallal	12/31/2013	610,000	750,000	—		1,452,629	1,825,336	15,500	4,653,465
Executive Vice President, Chief Commercial Officer	12/31/2012	525,000	650,000	—		788,750	1,913,727	13,053	3,890,530
	12/31/2011	460,000	550,000	—		511,860	1,667,520	12,250	3,201,630
Martin Mackay, Ph.D.	12/31/2013	397,000	450,000	150,000	(3)	2,621,500	2,636,150	7,212	6,261,862
Executive Vice President, Global Head of Research and Development	12/31/2012	—	—	—		—	—	—	—
	12/31/2011	—	—	—		—	—	—	—
Vikas Sinha, M.B.A., C.A.	12/31/2013	615,000	675,000	—		1,368,182	1,520,280	23,000	4,201,462
Executive Vice President and Chief Financial Officer	12/31/2012	530,000	600,000	—		867,625	2,149,836	12,250	4,159,711
	12/31/2011	475,000	600,000	200,000	(2)	597,170	1,667,520	12,250	3,551,940
Stephen P. Squinto, Ph.D.	12/31/2013	607,000	510,000	—		1,368,182	1,520,280	17,115	4,022,577
Executive Vice President, Chief Global Operations Officer	12/31/2012	540,000	600,000	—		1,025,375	2,149,836	15,608	4,330,819
	12/31/2011	475,000	650,000	200,000	(4)	679,858	1,667,520	12,250	3,684,628
Saqib Islam, J.D.	12/31/2013	325,000	260,000	—		2,230,750	1,672,095	139,652	4,627,497
Senior Vice President and Chief Strategy and Portfolio Officer	12/31/2012	—	—	—		—	—	—	—
	12/31/2011	—	—	—		—	—	—	—

(1)
This column represents the annual incentive bonus earned by the named executive officer for services performed in 2011, 2012 and 2013. The annual incentive bonus was paid in February of the calendar year following the year to which the bonus relates (i.e., the 2013 annual incentive bonus was paid in February 2014).

(2)
Amount represents the special bonus award paid in February 2011 and earned in connection with the completion of Alexion's acquisitions of all of the capital stock of Taligen Therapeutics, Inc. and certain assets of Orphatec Pharmaceuticals GmbH in January and February 2011, respectively.

(3)	Amount represents one-time transition and relocation bonus.

(4)
Amount represents two special bonus awards earned by Dr. Squinto in 2011: $150,000 paid in February 2011 and earned in connection with the completion of Alexion's acquisitions of all of the capital stock of Taligen and certain assets of Orphatec, and $50,000 earned in connection with FDA approval of Soliris for the treatment of patients with aHUS, one-half of which was paid in June 2011 and earned upon submission of the Biologics License Application and one-half of which was paid in October 2011 and earned upon receipt of FDA approval.

(5)
This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See our audited consolidated financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011 for details as to the assumptions used to determine the fair value of the awards. The stock awards reported include the grant date fair value of restricted stock units and performance share units. The amount reported attributed to PSUs consists of the following: $2,721,843 for Dr. Bell; and $945,947 for each of Mr. Hallal, Mr. Sinha and Dr. Squinto.

(6)
For each named executive officer, 2013 amount includes Alexion's matching contribution pursuant to its 401(k) defined contribution plan of $15,300 for Drs. Bell and Squinto and Mssrs. Hallal and Sinha and $7,212 for Dr. Mackay; matching contributions pursuant to Alexion's non-qualified deferred compensation plan of $2,354 for Dr. Bell, $7,700 for Mr. Sinha and $1,815 for Dr. Squinto. Mr. Hallal's 2013 amount also includes $200 for partial gym reimbursement. Mr. Islam's amount includes $139,651 for relocation expenses. For 2012 and 2011, represents Alexion's matching contributions of $12,500 and $12,250, respectively, pursuant to its 401(k) defined contribution plan, for Drs. Bell and Squinto and Mssrs. Hallal and Sinha. For 2012, also includes company gift bonus for 20 years of service for Drs. Bell and Squinto for $2,521 and $3,108, respectively, and for 5 years of service for Mr. Hallal for $553. Service awards are provided to all employees for 5, 10, 15, 20 or 25 years of service.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2013 held by the executive officers named in the Summary Compensation Table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Target ($)	Number of Shares of Stock or Units (#)(2)	Number of Securities Underlying Options (#)	Exercise or Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Leonard Bell, M.D.	2/6/2013	$1,440,000	44,540	220,000	$93.83	$9,771,050
David Hallal	2/6/2013	$427,000	15,145	73,000	$93.83	$3,277,965
Martin Mackay, Ph.D.	5/13/2013	$277,644	25,000	100,000	$104.86	$5,257,650
Vikas Sinha, M.B.A., C.A.	2/6/2013	$430,500	14,245	60,800	$93.83	$2,888,462
Stephen P. Squinto, Ph.D.	2/6/2013	$424,900	14,245	60,800	$93.83	$2,888,462
Saqib Islam, J.D.	4/24/2013	$195,115	25,000	75,000	$89.23	$3,902,845
(1) This column represents the annual incentive bonus target for each named executive officer for 2013 multiplied by such individual's base salary. See "Annual Cash Incentive - Drive Performance" in the Compensation Discussion and Analysis. For Dr. Mackay and Mr. Islam, the Grant Date is each NEO's start date, and the Target payout is prorated based on then expected 2013 earnings. Actual amounts paid to executive officers are included in the "Non-Equity Incentive Plan Compensation" column under the "Summary Compensation Table" above.
(2) This column includes RSUs and 2013 PSUs earned by the executive. The number of PSUs earned by each executive and included in the table are the following: 28,040 for Dr. Bell; and 9,745 for each of Mr. Hallal, Mr. Sinha and Dr. Squinto. Dr. Mackay and Mr. Islam did not receive PSUs in 2013.

(3)
This column represents the grant date fair value of stock option awards, RSUs and PSUs granted in 2013 calculated in accordance with FASB ASC Topic 718. See Note 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for details as to the assumptions used to determine the fair value of the awards. The amount reported attributed to PSUs consists of the following: $2,721,843 for Dr. Bell; and $945,947 for each of Mr. Hallal, Mr. Sinha and Dr. Squinto.

Fiscal Year 2013 Equity Awards

All of the PSUs, stock options and restricted stock units disclosed in the Grants of Plan-Based Awards table were issued under our Amended and Restated 2004 Incentive Plan, or 2004 Incentive Plan. All options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors in accordance with the terms of the 2004 Incentive Plan. Subject to the terms of our 2004 Incentive Plan and the option agreements issued in connection with these grants, all options granted in 2013 to Dr. Bell, Mr. Hallal, Mr. Sinha and Dr. Squinto vest in sixteen equal quarterly installments. The new hire stock options granted to Dr. Mackay vest 25% on the first anniversary of the grant date and one-eighth every three months thereafter until fully vested after three years. The new hire stock options granted to Mr. Islam vest 25% on the first year anniversary of the grant date, and one sixteenth every three months thereafter until fully vested after four years. Restricted stock units awarded to Dr. Bell, Mr. Hallal, Mr. Sinha, Dr. Squinto and Mr. Islam in 2013 vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter. The new hire restricted stock units awarded to Dr. Mackay vest one-third on each anniversary of the grant date. The 2013 performance share units earned by Dr. Bell, Mr. Hallal, Mr. Sinha, Dr. Squinto vested one-third in February 2014, and one-third on each of the next two anniversaries thereafter.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table shows grants of stock options and grants of unvested restricted stock restricted stock unit awards outstanding on December 31, 2013, the last day of our fiscal year, to each of the executive officers named in the Summary Compensation Table.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Leonard Bell, M.D.	09/21/05	90,000	—		$6.90	09/21/15	—		$—
	01/09/06	5,500	—		$5.18	01/09/16	—		$—
	06/07/06	65,936	—		$8.18	06/07/16	—		$—
	01/15/07	160,280	—		$10.29	01/15/17	—		$—
	07/11/07	170,000	—		$11.92	07/11/17	—		$—
	01/09/08	334,336	—		$17.65	01/09/18	—		$—
	01/26/09	340,000	—		$17.98	01/26/19	—		$—
	01/28/10	450,000	30,000	(2)	$22.90	01/28/20	5,500	(3)	$730,840
	02/02/11	295,624	134,376	(2)	$42.66	02/02/21	18,000	(3)	$2,391,840
	02/03/12	120,491	154,919	(2)	$78.88	02/03/22	36,000	(3)	$4,783,680
	02/06/13	41,250	178,750	(2)	$93.83	02/06/23	16,500	(3)	$2,192,520
	05/06/13	—	—		$—	—	28,040	(4)	$3,725,955

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
David Hallal	01/09/08	14,336	—		$17.65	01/09/18	—		$—
	01/28/10	93,750	6,250	(2)	$22.90	01/28/20	1,500	(3)	$199,320
	02/02/11	68,750	31,250	(2)	$42.66	02/02/21	4,500	(3)	$597,960
	02/03/12	33,687	43,313	(2)	$78.88	02/03/22	10,000	(3)	$1,328,800
	02/06/13	13,687	59,313	(2)	$93.83	02/06/23	5,400	(3)	$717,552
	05/06/13	—	—		$—	—	9,745	(4)	$1,294,916

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Martin Mackay, Ph.D.	05/13/13	—	100,000	(5)	$104.86	05/13/23	25,000	(6)	$3,322,000

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Vikas Sinha, M.B.A., C.A.	01/09/08	1,832	—		$17.65	01/09/18	—		$—
	01/26/09	110,000	—		$17.98	01/26/19	—		$—
	01/28/10	112,500	7,500	(2)	$22.90	01/28/20	2,000	(3)	$265,760
	02/02/11	68,750	31,250	(2)	$42.66	02/02/21	5,250	(3)	$697,620
	02/03/12	37,843	48,657	(2)	$78.88	02/03/22	11,000	(3)	$1,461,680
	02/06/13	11,400	49,400	(2)	$93.83	02/06/23	4,500	(3)	$597,960
	05/06/13	—	—		$—	—	9,745	(4)	$1,294,916

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Stephen P. Squinto, Ph.D.	01/28/10	—	7,876	(2)	$22.90	01/28/20	2,250	(3)	$298,980
	02/02/11	—	31,250	(2)	$42.66	02/02/21	5,250	(3)	$697,620
	09/23/11	—	—		$—	—	625	(3)	$83,050
	02/03/12	5,406	48,657	(2)	$78.88	02/03/22	13,000	(3)	$1,727,440
	02/06/13	3,800	49,400	(2)	$93.83	02/06/23	4,500	(3)	$597,960
	05/06/13	—	—		$—	—	9,745	(4)	$1,294,916

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Saqib Islam, J.D.	04/24/13	—	75,000	(7)	$89.23	04/24/23	25,000	(3)	$3,322,000

(1)
The market value of the stock awards is determined by multiplying the number of shares subject to such award times $132.88, which represents the closing price of the Company's common stock on December 31, 2013.

(2)
These options vest in 16 quarterly installments over four years commencing on the date of grant. The options expire ten years from date of grant. The vested portion of this option grant is shown in the column directly to the left which shows the portion of the option which is currently exercisable.

(3)	These awards of restricted stock vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter.

(4)	These awards of performance share units vest one-third on February 6, 2014, and one-third on each anniversary thereafter.

(5)	These options vest over a three-year period, with 25% vesting on the first anniversary of the date of the grant and 9.375% vesting every quarter for two years thereafter.

(6)	These awards of restricted stock vest over a three-year period, with one-third vesting on each anniversary of the date of the grant.

(7)	These options vest over a four-year period, with 25% vesting on the first anniversary of the date of the grant and 6.25% vesting every quarter for three years thereafter.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2013

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2013, for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leonard Bell, M.D.	180,664	$21,844,933	46,250	$4,688,130
David Hallal	161,008	$16,582,104	12,250	$1,238,330
Martin Mackay, Ph.D	—	$—	—	$—
Vikas Sinha, M.B.A., C.A.	150,000	$16,103,793	14,750	$1,493,690
Stephen P. Squinto, Ph.D.	186,911	$12,242,460	15,875	$1,615,753
Saqib Islam, J.D.	—	$—	—	$—
(1)    Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise.

(2)	Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date.

Pension Benefits
We do not have any qualified or non-qualified defined benefits plans that apply to our named executive officers.

Nonqualified Deferred Compensation
Effective June 15, 2013, we began sponsoring a nonqualified deferred compensation plan which allows certain highly-compensated employees, including the NEOs, to make voluntary deferrals of up to 80% of their base salary and annual cash incentives. The plan is designed to work in conjunction with the 401(k) plan and provides for a total combined employer match of up to 6% of an employee's eligible earnings, up to the IRS annual 401(k) contribution limitations. Employee deferrals and employer matching contributions under the plan began in the third quarter of 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We have entered into certain agreements and maintain certain plans that may require us to make payments and/or provide benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or a change of control. See "Employment Agreements" below for a description of the severance and change in control arrangements for Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Hallal, Dr. Mackay and Mr. Islam. All six executive officers would only be eligible to receive severance payments if each officer signed a general release of claims.
The tables below summarize the potential payments to each named executive officer assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2013 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $132.88, on such date. However, the executive's employment was not terminated on December 31, 2013 under such agreement and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.
For purposes of the following tables, involuntary termination means a termination without cause, constructive termination, or good reason termination, or non-renewal, as those terms are defined below.

	Cash Severance Payments		Acceleration of time-vesting and performance-based Equity Awards (1)	Health and Welfare		Excise Tax Gross Up (2)	Total Termination Benefits
Leonard Bell, M.D.
•Death	$295,890	(3)	$13,824,835	$52,546	(4)	$—	$14,173,271
•Disability	$—	(5)	$13,824,835	$42,328	(6)	$—	$13,867,163
•Change in Control	$—		$13,824,835	$—		$—	$13,824,835
•Involuntary termination	$7,600,000	(7)	$13,824,835	$38,924	(8)	$—	$21,463,759
•Involuntary termination after a change in control	$11,400,000	(9)	$13,824,835	$58,386	(10)	$—	$25,283,221

	Cash Severance Payments		Acceleration of time-vesting and performance-based Equity Awards (1)	Health and Welfare		Excise Tax Gross Up (2)	Total Termination Benefits
David Hallal
•Death	$150,411	(3)	$4,138,548	$52,546	(4)	$—	$4,341,505
•Disability	$—	(5)	$4,138,548	$42,328	(6)	$—	$4,180,876
•Change in Control	$—		$4,138,548	$—		$—	$4,138,548
•Involuntary termination	$907,500	(15)	$4,138,548	$27,733	(17)	$—	$5,073,781
•Involuntary termination after a change in control	$1,815,000	(18)	$4,138,548	$29,193	(20)	$—	$5,982,741

	Cash Severance Payments		Acceleration of time-vesting and performance-based Equity Awards (1)	Health and Welfare		Excise Tax Gross Up (2)	Total Termination Benefits
Martin Mackay, Ph.D.
•Death	$97,890	(3)	$3,322,000	$35,030	(4)	$—	$3,454,920
•Disability	$—	(5)	$3,322,000	$28,219	(6)	$—	$3,350,219
•Change in Control	$—		$3,322,000	$—		$—	$3,322,000
•Involuntary termination	$643,094	(16)	$3,322,000	$18,393	(17)	$—	$3,983,487
•Involuntary termination after a change in control	$964,641	(19)	$3,322,000	$19,270	(20)	$—	$4,305,911

	Cash Severance Payments		Acceleration of time-vesting and performance-based Equity Awards (1)	Health and Welfare		Excise Tax Gross Up (2)	Total Termination Benefits
Vikas Sinha, M.B.A., C.A.
•Death	$151,644	(3)	$4,317,936	$52,546	(4)	$—	$4,522,126
•Disability	$—	(5)	$4,317,936	$42,328	(6)	$—	$4,360,264
•Change in Control	$—		$4,317,936	$—		$—	$4,317,936
•Involuntary termination	$911,250	(15)	$4,317,936	$27,589	(17)	$—	$5,256,775
•Involuntary termination after a change in control	$1,822,500	(18)	$4,317,936	$28,905	(20)	$—	$6,169,341

	Cash Severance Payments		Acceleration of time-vesting and performance-based Equity Awards (1)	Health and Welfare		Excise Tax Gross Up (2)	Total Termination Benefits
Stephen P. Squinto, Ph.D.
•Death	$149,671	(3)	$4,699,966	$52,546	(4)	$—	$4,902,183
•Disability	$—	(5)	$4,699,966	$42,328	(6)	$—	$4,742,294
•Change in Control	$—		$4,699,966	$—		$—	$4,699,966
•Involuntary termination	$1,232,000	(11)	$4,699,966	$28,220	(12)	$—	$5,960,186
•Involuntary termination after a change in control	$2,464,000	(13)	$4,699,966	$38,924	(14)	$—	$7,202,890

	Cash Severance Payments		Acceleration of time-vesting and performance-based Equity Awards (1)	Health and Welfare		Excise Tax Gross Up (2)	Total Termination Benefits
Saqib Islam, J.D.
•Death	$80,137	(3)	$3,322,000	$35,030	(4)	$—	$3,437,167
•Disability	$—	(5)	$3,322,000	$28,219	(6)	$—	$3,350,219
•Change in Control	$—		$3,322,000	$—		$—	$3,322,000
•Involuntary termination	$390,086	(15)	$3,322,000	$18,393	(17)	$—	$3,730,479
•Involuntary termination after a change in control	$780,173	(18)	$3,322,000	$19,270	(20)	$—	$4,121,443
(1)    Represents the value associated with cashing out all stock options, shares of restricted stock and earned performance share units that accelerate as a result of the event described in the table, based on a stock price of $132.88, which was the closing price of Alexion's common stock on December 31, 2013, the last day of Alexion's 2013 fiscal year. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $132.88 and the exercise price related to such award (if any).
(2)    Except in the case of Dr. Mackay and Mr. Islam, based on the assumptions described above, and assuming that (a) all outstanding awards are cashed out in connection with the applicable event and valued using a price per share equal to $132.88, and (b) equity awards granted within one year of the change in control transaction were presumed to be in contemplation of the transaction, no amounts payable to these executives will be subject to the so-called golden parachute tax and the executive would not be entitled to an excise tax gross-up. In the case of Dr. Mackay and Mr. Islam, if amounts payable to the executives are subject to the so-called golden parachute tax, the amount payable will be the greater of (i) the payments reduced so that no portion of the payments are subject to the golden parachute tax or (ii) the payments reduced by all applicable taxes, including the golden parachute tax. In the case of Dr. Mackay and Mr. Islam, we have included the full amount of payments owed to the executives, without regard for this potential reduction.
(3)    Represents 90 days of base salary as in effect on December 31, 2013. The executive is also entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2013 bonus had been earned by the executive on December 31, 2013, without regard to his employment termination.
(4)    Represents the cost of Alexion's continuation of COBRA premiums for 36 months.
(5)    The executive is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2013 bonus had been earned by the executive on December 31, 2013, without regard to his employment termination.
(6)    Represents the cost of Alexion's continuation of COBRA premiums for 29 months.
(7)    Represents two times the sum of (i) the annual base salary in effect on December 31, 2013 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2011 and 2012 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2013.
(8)    Represents the value of continued health and welfare benefits for 24 months, based on the premiums paid by Alexion for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2013.
(9)    Represents three times the sum of (i) the annual base salary in effect on December 31, 2013 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2011 and 2012 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2013.
(10)    Represents the value of continued health and welfare benefits for 36 months, based on the premiums paid by Alexion for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2013.
(11)    Represents the sum of (i) the annual base salary in effect on December 31, 2013 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2011 and 2012 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2013.
(12)    Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and other welfare benefits for one year, based on the premiums paid by Alexion for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2013.

(13)    Represents two times the sum of (i) the annual base salary in effect on December 31, 2013 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2011 and 2012 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2013.
(14)    Represents the value of continued health and welfare benefits for 24 months, based on the premiums paid by Alexion for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2013.
(15)    Represents 0.75 times the sum of (i) the annual base salary in effect on December 31, 2013 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2011 and 2012 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2013.
(16)    Represents the sum of (i) the annual base salary in effect on December 31, 2013 and (ii) 0.75 times $328,125 (such amount representing the bonus component of the severance to which Dr. Mackay is entitled for calendar year 2013). The executive is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2013 bonus had been earned by the executive on December 31, 2013, without regard to his employment termination.
(17)    Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and other welfare benefits for nine months, based on the premiums paid by Alexion for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2013.
(18)    Represents 1.5 times the sum of (i) the annual base salary in effect on December 31, 2013 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2011 and 2012 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2013.
(19)    Represents 1.5 times the sum of (i) the annual base salary in effect on December 31, 2013 and (ii) 0.75 times $328,125 (such amount representing the bonus component of the severance to which Dr. Mackay is entitled for calendar year 2013).
(20)    Represents the value of continued health and welfare benefits for 18 months, based on the premiums paid by the company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance in 2013.

Important definitions under the employment agreements with each of the named executive officers.

Cause
(1) indictment for, or conviction of, a felony or other crime involving moral turpitude, or any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved; (2) willful and continual neglect or failure to discharge duties (including fiduciary duties), responsibilities and obligations with respect to Alexion provided such neglect or failure remains uncured for 30 days after written notice describing the same is provided to the executive and provided further that isolated and substantial neglect or failure will not constitute “cause” ; (3) violation of any of the non-competition provisions of the employment agreement or the breach of any confidentiality provisions contained in the non-competition and confidentiality agreement; or (4) any act of fraud or embezzlement involving Alexion or any of its affiliates.

Dr. Bell's agreement only: all determinations of cause shall be made by the Board of Directors, and require at least a two-thirds vote of the entire Board of Directors, excluding the participation of Dr. Bell.

Constructive termination
(1) a material breach of the terms of the employment agreement by Alexion and such breach continues for 30 days after written notice is received; (2) loss of any material duties or authority of the executive, and the loss continues for 30 days after written notice; (3) a relocation of the executive's place of employment to a location beyond a 25-mile radius of such place of employment; (4) Alexion makes a general assignment for benefit of creditors; or any proceeding instituted by Alexion seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, or reorganization; (5) an involuntary petition is filed or an action or proceeding otherwise commenced against Alexion seeking reorganization, arrangement or readjustment of Alexion's debts and remains undismissed or unstayed for a period of 30 days; a receiver, assignee, liquidator, trustee or similar officer for Alexion or for all or any part of its property shall be appointed involuntarily; or (6) a material breach by Alexion of any other material agreement with the executive and such breach continues uncured for 30 days after written notice or 10 days if such breach is for the payment of money.

Dr. Bell's agreement only: constructive termination shall also exist if a breach is uncured for 30 days following a written notice that (1) Dr. Bell is not continuously nominated to the Board of Directors and Chief Executive Officer of Alexion during the term of the employment agreement; (2) the Chief Executive Officer is not the highest ranking officer of Alexion with the power to appoint and remove all other employees of Alexion; or (3) any senior executive officer is retained by Alexion, or an offer is made to pay compensation to any senior executive of Alexion, that in either case is unacceptable to Dr. Bell, in his reasonable judgment.

Good reason
in connection with a change of control (see also "Employment Agreements" below) termination by the executive upon 90 days' written notice, unless cured within 30 days, upon occurrence of any of the following events: (1) any material adverse change in authority, duties, titles or offices (including reporting responsibility), or any significant increase in business travel obligations, from those existing immediately prior to the change in control or other material breach by Alexion; (2) a relocation of the place of employment to a location beyond a 25-mile radius of such place of employment; (3) a material diminution of compensation and benefits; (4) any failure by Alexion to continue in effect any compensation plan in which the executive participated immediately prior to change in control and which is material to the executive's total compensation, unless an equitable arrangement has been made with respect to such plan, or any failure by Alexion to continue the executive's participation in the plan on a basis no less favorable to the executive, both in terms of the amount of benefits provided and the level of the executive's participation relative to other participants, as existed immediately prior to the change in control; (5) any failure by Alexion to continue to provide benefits substantially similar, taken as a whole, to those enjoyed by the executive under any of Alexion's retirement, life insurance, medical, health and accident, or disability plans, programs or arrangements in which the executive was participating immediately prior to such change in control, the taking of any action by Alexion which would directly or indirectly materially reduce any of such benefits or deprive the executive of any perquisite enjoyed by the executive at the time of such change in control, or the failure by Alexion to maintain a vacation policy with respect to the executive that is at least as favorable as the vacation policy (whether formal or informal) in place with respect to the executive immediately prior to change in control; or (6) the failure of Alexion to obtain the assumption in writing of its obligation to perform under the employment agreement by any successor to all or substantially all of the assets of Alexion upon a merger, consolidation, sale or similar transaction.

Non-renewal
Alexion's decision, at the end of the term of a particular executive's employment agreement, not to continue to employ the executive at least on terms substantially similar to those described in the executive's employment agreement.

Change in control
the occurrence of any of the following events: (1) any third party becomes the beneficial owner, directly or indirectly, of more than 40% of Alexion's securities representing combined voting power of the then outstanding securities entitled to vote generally in the election of directors of Alexion; (2) incumbent directors as of the beginning of any twenty-four month period cease for any reason to constitute at least a majority of the directors (excluding any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by Alexion's shareholders was approved by a vote of at least two-thirds of the directors then comprising the incumbent directors); or (3) consummation by Alexion of a recapitalization, reorganization, merger, consolidation or other similar transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities immediately prior to such transaction do not, following consummation of all transactions intended to constitute part of such transaction, beneficially own, directly or indirectly, 50% or more of the voting securities of the surviving entity, in substantially the same proportion as their ownership of such voting securities immediately prior to such transaction; or (4) consummation of a complete liquidation or dissolution of Alexion, or the sale or other disposition of all or substantially all of the assets of Alexion, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined voting securities is then owned beneficially, directly or indirectly, by the same shareholders in substantially the same proportion as their ownership of the voting securities immediately prior to such sale or disposition.

Employment Agreements
Each named executive officer has entered into an employment agreement, and the significant terms of each arrangement is described below.

Agreements for Dr. Bell, Dr. Squinto, Mr. Sinha, Mr. Hallal, Dr. Mackay and Mr. Islam
Term
Each of Dr. Bell, Dr. Squinto, and Mr. Sinha, entered into three-year employment agreements, as amended, dated as of February 14, 2006, with provisions for automatic one year extensions.
Mr. Hallal entered into a three-year employment agreement, as amended, dated June 19, 2006, with a provision for automatic one year extensions.
    Dr. Mackay entered into a three-year employment agreement, dated March 26, 2013, with a provision for automatic one year extensions.
Mr. Islam entered into a three-year employment agreement, dated June 7, 2013, with a provision for automatic one year extensions.
Under each of their respective employment agreements, each named executive officer is to continue to be employed in his current position with Alexion. Dr. Bell's employment agreement provides for Alexion's obligation to use its best efforts to cause him to be elected to the Board of Directors for the term of his employment agreement.
Severance Payment and Benefits
Termination, No Change in Control. Under the terms of the employment agreements with each of the NEOs, in the event that the executive's employment with Alexion terminates other than in connection with a change in control (1) for reasons other than cause, death, or physical or mental disability, or (2) following a constructive termination (other than due to loss of any material duties or authority of the executive if the executive is Mr. Sinha or Mr. Hallal), or (3) in the event of a "non-renewal" (with "change in control," "cause," "constructive termination" and "non-renewal" defined in the executives' respective employment agreements, and summarized above under the section entitled "Potential Payments Upon Termination or Change of Control"), Alexion will be obligated to pay such terminated executive, as a cash lump sum, a multiple of the Severance Payment set forth in the table below under the heading "Termination - Severance Payment." Additionally, the executive will be entitled to continue to participate in Alexion's health and welfare benefit plans for the period set forth in the table below under

"Termination - Severance Period Benefits Entitlement." The executive may continue to participate, at Alexion's expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

Change in Control. Under the terms of the employment agreements with each of the named executive officers, in the event that the executive's employment with Alexion is terminated within a certain period after a change in control (i) by Alexion for reasons other than cause, death or physical or mental disability, or (ii) by the executive for good reason (with "good reason" defined in the employment agreements, and summarized in the section entitled "Potential Payments Upon Termination or Change of Control"), or (iii) in the event of non-renewal, Alexion will be obligated to pay such terminated executive a cash lump sum equal to a multiple of the Severance Payment set forth in the table below under the heading "Change in Control - Severance Payment." Additionally, the executive will be entitled to continue to participate in Alexion's health and welfare benefit plans for the period set forth in the table below under the heading "Change in Control - Severance Period Benefits Entitlement." The executive may continue to participate, at Alexion's expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

The Severance Payment is a payment equal to the sum of (a) the executive's then current base salary and (b) the greater of (i) the average bonus received by such executive for the two years preceding the year in which termination occurs and (ii) the amount equal to the bonus target for the year in which the termination of employment occurs as determined by Alexion's Board of Directors or its Compensation Committee.

	Termination		Change in Control
	Severance Payment	Severance Period Benefits Entitlement	If Termination Occurs Within Below Number of Years of Change in Control	Severance Payment	Severance Period Benefits Entitlement
Dr. Bell	2x	2 years	3 years	3x	3 years
Mr. Hallal	0.75x	0.75 years	1.5 years	1.5x	1.5 years
Dr. Mackay	0.75x	0.75 years	1.5 years	1.5x	1.5 years
Mr. Sinha	0.75x	0.75 years	1.5 years	1.5x	1.5 years
Dr. Squinto	1x	1 year	2 years	2x	2 years
Mr. Islam	0.75x	0.75 years	1.5 years	1.5x	1.5 years
Equity Awards and Other Terms
If an executive's employment terminates for any of the reasons described above, or if a change in control occurs, (1) all of such executive's time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion.
In the event that the executive's employment with Alexion terminates due to death, the executive's estate will be entitled to receive the executive's base salary for 90 days following the termination of employment. In the event that the executive's employment is terminated due to death or disability (as that term is defined in the employment agreements), the executive will be entitled to receive a pro rata annual performance bonus for the year in which the termination occurs.
Each of the employment agreements with named executive officers also provides that if such executive becomes subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended, and if the amount of the payments and benefits due to the executive exceed the safe harbor amount associated with such tax by at least 10%, Alexion shall make a special payment to such executive such that the after-tax value of payments received by him will be the same as if he were not subject to such excise tax.

All of Alexion's employment agreements require its employees and executives to acknowledge Alexion's possession of information created, discovered or developed by the employees and executives which are applicable to the business of Alexion and any client, customer or strategic partner of Alexion. Each employee and executive also agrees to assign all rights he or she may have or acquire in proprietary information, to keep such proprietary information confidential and not to compete with Alexion for a limited period of time.

DIRECTOR COMPENSATION FOR FISCAL 2013

The following table sets forth a summary of the compensation earned by our directors and/or paid to certain of our directors pursuant to certain agreements we have with them in 2013, other than Dr. Bell.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards 2013 Compensation Expense ($) (2)(3)	# of Shares of Restricted Stock held @ 12/31/13	Option Awards 2013 Compensation Expense ($) (4)
Max Link, Ph.D.	$185,000	$231,854	2,471	$113,781
William R. Keller	85,000	231,854	2,471	113,781
Joseph A. Madri, M.D., Ph.D.	85,000	231,854	2,471	113,781
Larry L. Mathis	105,000	231,854	2,471	113,781
R. Douglas Norby	105,000	231,854	2,471	113,781
Alvin S. Parven	105,000	231,854	2,471	113,781
Andreas Rummelt, Ph.D.	105,000	231,854	2,471	113,781
Ann M. Veneman, J.D.	85,000	231,854	2,471	113,781

(1)	Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2013.

(2)
See Note 1 and Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2013. See also our discussions of share-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates."

(3)
Represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The following directors held the following number of unvested restricted stock units as of December 31, 2013: Link, 2,471; Keller, 2,471; Madri, 2,471; Mathis, 2,471; Norby, 2,471; Parven, 2,471; Rummelt, 2,471; Veneman, 2,471.

(4)
Represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The following directors held the following number of stock option awards as of December 31, 2013: Link, 32,442; Keller 3,425; Madri, 152,442; Mathis, 107,442; Norby, 45,442; Parven, 62,442; Rummelt, 11,714; Veneman, 22,212.

Director Compensation Policy
Under Alexion's director compensation structure for 2013, all non-employee members of the Board, with 75% attendance at Board meetings since the prior annual meeting of shareholders, were entitled to receive the following:

•	an annual retainer of $85,000 for non-Chairman members, and $185,000 for the Chairman, each paid quarterly;

•
an annual retainer of $20,000 for service as the chairman of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and the Pharmaceutical Compliance and Quality Committee, paid quarterly;

•
a restricted stock award having a grant date value of $240,000, determined based on sixty day trailing average market price of the Company's common stock, awarded in January or February of each year and vesting on the first anniversary of the grant date; and

•
a stock option grant to purchase shares of common stock with a grant date equivalent to $160,000 calculated using the Black-Scholes model, typically granted upon re-election to the Board. Each stock option has an exercise price equal to the closing price of the stock on the date of grant and vests in four equal quarterly installments over one year.

It is the Board's policy that Dr. Bell not participate during discussions on matters of compensation for the independent directors and Dr. Bell does not vote on such matters.

The independent directors reviewed director compensation in 2012 and typically review director compensation every two years. However, based on shareholder feedback, the independent directors conducted a review in 2013 and decided to reduce total compensation primarily by reducing the equity value from $400,000 to $250,000. In connection with this process, Radford prepared a competitive analysis and review of the cash and equity compensation for non-employee directors, including an analysis of peer companies and S&P 500 companies. Following this review, the committee recommended to the Board the following adjustments to director compensation: (a) reduce the annual cash retainer for non-Chairman members from $85,000 to $80,000, and $185,000 to $180,000 for the Chairman; (b) increase the Audit Committee Chair fee from $20,000 to $30,000; (c) increase the Compensation Committee Chair fee from $20,000 to $25,000; (d) reduce the Nominating and Corporate Governance Committee Chair fee from $20,000 to $15,000; (e) increase the Pharmaceutical Compliance and Quality Committee Chair fee from $20,000 to $25,000; (f) introduce the Risk Committee Chair fee at $15,000; and (g) for equity awards, reduce the annual equity grant value from $400,000 (allocated 40% stock options and 60% RSUs) to $250,000 (allocated 50% options and 50% RSUs). The independent directors approved the recommendations effective January 1, 2014. Dr. Bell did not vote on 2014 compensation for the independent directors.

 Certain Relationships and Related Party Transactions
The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party's relationship or interest in the transaction are disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. Please see "Executive Compensation-Summary Compensation Table," "Executive Compensation-Director Compensation Policy" for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2013.

Audit Committee Report
The Audit Committee reviewed and discussed Alexion's audited financial statements for the year ended December 31, 2013 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm during the year ended December 31, 2013, the matters required to be discussed by Auditing Standard No. 16. In addition, the Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit Committee also discussed with the independent registered public accounting firm the auditors' independence from management and Alexion, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Alexion's audited financial statements be included in Alexion's annual report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

THE AUDIT COMMITTEE

R. Douglas Norby, Chairman
Max Link, Ph.D.
Larry L. Mathis
Andreas Rummelt, Ph.D.

Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Alexion's independent registered public accounting firm for the year ending December 31, 2013.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2013 and 2012:

	Year Ended	Year Ended
Fees	December 31, 2013	December 31, 2012
Audit fees (1)	$2,269,000	$1,891,000
Audit related fees (2)	—	265,000
Tax fees (3)	36,000	696,000
All other fees (4)	9,000	36,000
	$2,314,000	$2,888,000

(1)
Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Alexion's annual financial statements included in its Form 10-K, the review of Alexion's financial statements included in its Forms 10-Q, as well as services related to other SEC filings and statutory audits.

(2)
Alexion did not use PricewaterhouseCoopers LLP for any audit related services during the year ended December 31, 2013. Audit related fees for the year ended December 31, 2012 include fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of Enobia Pharma Corp. in conjunction with the acquisition of Enobia and related Form 8-K.

(3)
Tax services for the year ended December 31, 2013 primarily include tax compliance services related to our 2012 acquisition of Enobia as well as the review of Federal Orphan Drug and R&D Tax Credits. Tax services for the year ended December 31, 2012 primarily include tax compliance related to Enobia and consulting services associated with state tax credits and incentives.

(4)
Fees for the year ended December 31, 2013 represent fees associated with accounting research software provided by PricewaterhouseCoopers LLP. Fees for the year ended December 31, 2012 represent fees associated with training services and accounting research software provided by PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures
It is the Audit Committee's policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion's independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independent review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee's judgment, will not impair the auditors' independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor's independence and obtain Audit Committee approval for such service. In November 2012, the Audit Committee adopted an Audit Committee Pre-Approval Policy that authorizes the Chairman of the Audit Committee to pre-approve certain recurring services less than $250,000 and certain non-recurring services less than $50,000. The Chairman of the committee must report any such approved services at the next following meeting of the Audit Committee.
All audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the year ended December 31, 2013 were pre-approved in accordance with the Audit Committee's pre-approval policies. All audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the year ended December 31, 2012 were pre-approved in accordance with the Audit Committee's pre-approval policies, with the exception of a single project with fees totaling $10,000 which was allowable under the de minimus exception as provided in the applicable SEC rules. For this one project, the permissible non-audit services were approved by the Audit Committee after the services were rendered. The Audit Committee has also considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers' independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers' independence.

PROPOSAL NO. 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Based upon a vote of shareholders at the 2011 Annual Meeting, following the Board's recommendation for an annual advisory vote to approve the compensation of our named executive officers, we are providing shareholders with an advisory vote on executive compensation. As described in greater detail in the Compensation Discussion and Analysis section of this proxy, the primary objective of Alexion's executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Compensation Committee approves and implements compensation programs based on the following stated philosophies:

•	Ensure compensation programs are structured to attract, retain and motivate the best talent;

•	Pay for performance and reward company and individual achievement;

•	Ensure compensation is competitive with the companies that compete with us for talent;

•	Maintain an appropriate balance between cash and equity incentives; and

•	Be fair and consistent.

The Compensation Committee and the Board of Directors believe that Alexion's 2013 executive compensation is strongly aligned with our philosophy, objectives and company performance. We encourage shareholders to carefully review the CD&A. The CD&A describes Alexion's executive compensation program and the considerations taken into account by the Compensation Committee and the Board of Directors with respect to the compensation paid to the named executive officers for 2013.

The Board of Directors is requesting that Alexion shareholders cast a non-binding advisory, vote in favor of the following resolution:

RESOLVED, that the compensation paid to Alexion's named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and other narrative discussion, is hereby approved.

Because this proposal asks for a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
OF PROPOSAL 2, ON AN ADVISORY BASIS.

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the 2014 Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the 2014 Annual Meeting. Shareholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to shareholders for ratification because it believes it to be a good corporate practice.

PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm, audited Alexion's consolidated financial statements since the year ended July 31, 2004. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in Alexion's best interests and that of Alexion's shareholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the 2014 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF ALEXION AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO. 4 - SHAREHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO ADOPT A RULE TO REDEEM ANY CURRENT OR FUTURE SHAREHOLDER RIGHTS PLAN OR AMENDMENT THERETO UNLESS SUCH PLAN IS SUBMITTED TO A SHAREHOLDER VOTE WITHIN 12 MONTHS
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified the Company that he intends to present the following proposal at the Annual Meeting. Mr. Chevedden states that, since November 8, 2013, he owns no fewer than 40 shares of our common stock and that he intends to meet the beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the 2014 annual meeting. The shareholder proposal is quoted verbatim below, followed by an opposition statement from the Board.

SHAREHOLDER PROPOSAL
4* - Right to Vote Regarding Poison Pills

Resolved, shareholders request that our Board adopt a rule to redeem any current or future Poison Pill unless such plan or amendments to such plan are submitted to a shareholder vote, as a separate ballot item, within 12 months.

"Poison pills ... prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it's doing a poor job. They water down shareholders' votes and deprive them of a meaningful voice in corporate affairs." - "Take on the Street" by Arthur Levitt, SEC Chairman, 1993-2001.

"That's the key negative of poison pills - instead of protecting investors, they can also preserve the interests of management deadwood as well." - Morningstar.com, Aug. 15, 2003.

GMI Ratings, an independent investment research firm, said Alexion Pharmaceuticals had a poison pill that would not expired until 2017. A poison pill can be used by an entrenched management to further its own interests.

This proposal should also be more favorably evaluated due to our Company's clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated Alexion Pharmaceuticals D for executive pay - $41 million for CEO Leonard Bell. Plus our company did not specific job performance objectives for our CEO. Unvested equity pay would not lapse upon CEO termination.

In regard to our board of directors three directors had 21-years long-tenure which usually detracts from director independence: CEO Leonard Bell, COB Max Link and Joseph Madri who was on our executive pay committee which had input regarding the $41 million for Leonard Bell. Douglas Norby, on our audit and nomination committees, had 3 big issues: Age 78, 14-years long tenure and over-commitment with service on the boards of 5 companies. It is important that an audit committee member not be over-committed.

Additional GMI concerns included:
Lacked fair price provisions to help insure that all shareholders are treated fairly
Our board's unilateral ability to amend our company's bylaws without shareholder approval
Limits on the right of shareholders to call a special or emergency meeting
The absence of confidential voting policies The absence of cumulative voting rights

GMI said there were forensic accounting ratios related to asset-liability valuation that had extreme values either relative to industry peers or to our company's own history. Alexion had a higher shareholder class action litigation risk than 97% of all rated companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Vote Regarding Poison Pills - Proposal 4*
Board of Director’s Statement in Opposition
The Board of Directors unanimously recommends a vote "against" the shareholder proposal.
Alexion's rights plan accomplishes the following:

•	encourages potential acquirers to negotiate directly with our Board of Directors.

•
direct negotiation with the Board maximizes Alexion's opportunity to obtain the best shareholder value, consistent with the exercise of the Board's fiduciary obligations - - the Board's access to strategic and operational information, and its understanding of the Company's business, puts the Board in the best position to negotiate the highest value.

•	provides the Board sufficient time to evaluate an acquisition offer and engage with our shareholders.

•
complements Alexion’s other bylaw features, including annual election of directors, majority voting in uncontested director elections, and the right of shareholders to call a special meeting and act by written consent, which moderates the role and effect of the rights plan.

Alexion's Board of Directors first adopted Alexion's shareholder rights agreement in February 1997 (as amended from time to time, the "Rights Plan"), after determining that the Rights Plan was in the best interests of Alexion's shareholders. The Rights Plan expires in February 2017. Generally, the rights only become exercisable upon the occurrence of certain events, such as the acquisition by a third party of more than twenty percent (20%) of Alexion's outstanding common stock. After careful consideration, our Board remains of the belief that the Rights Plan is an important protection for ALL Alexion shareholders and that our shareholders should vote against this proposal.
The Rights Plan is not designed to prevent takeovers or, as the proponent suggests, to "entrench[] management to protect its own interests." Alexion’s Board is majority independent, with eight of nine Alexion directors meeting the NASDAQ definition of "independent director." All of Alexion's directors have fiduciary duties to Alexion and its shareholders and will act in their best interests.

We believe the Rights Plan encourages potential acquirers to negotiate directly with our Board before attempting an acquisition. We believe the Rights Plan is consistent with good corporate governance principles by requiring decisions involving a potential sale of Alexion to involve the Board of Directors. The Board's knowledge and understanding of Alexion's business, and its access to confidential strategic and operational information, best positions the Board, upon receipt of a proposal, to assess the intrinsic value of the company. To optimize the likelihood of the best outcome, the Board should have an opportunity to evaluate the merits of any proposal, provide a recommendation to shareholders as to how they should proceed and act in the best interests of Alexion and its shareholders.
We believe it is appropriate to regularly consider measured takeover defenses in the exercise of our fiduciary obligations under appropriate circumstances. We value input from our shareholders and believe that Alexion has an appropriate balance of measures that will enable the Board to evaluate an acquisition offer, engage with our shareholders, and position the Board to maximize Alexion's opportunity to create the greatest shareholder value consistent with the exercise of the Board's fiduciary duties.
With respect to the rights of Alexion shareholders, shareholders have the opportunity to elect Alexion’s Board on an annual basis as Alexion's Board is de-classified and directors serve one year terms. In addition, Alexion has a majority voting standard for the election of directors - directors must receive a majority of votes entitled to vote in uncontested elections. Alexion's shareholders have the right to call a special meeting of shareholders to transact the company's business, including the right to call a special meeting to elect directors. Alexion's shareholders also have the right to act by written consent. These features ensure that Alexion’s shareholders have the ability to make their views known.
Alexion's largest shareholders are, and have been for many years, long-term investors experienced with life science investments. In the event of an unsolicited tender offer, it is possible, and in our view, likely, that Alexion's shareholder demographic would be altered. In such circumstances, one or more of Alexion's existing long-term investors could exit their investment and be replaced by short term-investors with different investment objectives. The Board owes duties to all shareholders, not to a single shareholder, and the Board believes that the Rights Plan would enhance shareholder value for all of Alexion's shareholders.
The M&A environment is dynamic. Potential acquirors and merger-driven investors are able to exert influence using traditional tactics, such as an accumulation of our common stock, a public tender offer, or a shareholder proposal, as well as through the use of new tactics, such as a creeping tender offer, secret and undetected accumulation of ownership using creative derivative techniques, or a "tweet" by an activist shareholder or influential expert. Technology has and continues to transform capital markets through deployment of sophisticated investment tools and innovative trading systems. The rapid and accelerated delivery of information has altered the speed at which information is evaluated and validated. We believe that Alexion has effectively managed its business in this environment as demonstrated by its strong long-term performance. For example, as discussed on pages 19-20, Alexion’s annualized 5-year total shareholder return ranks in the 77th percentile of Alexion’s peer group. We believe that the Rights Plan is a reasonable and proportionate takeover defense in this dynamic M&A environment, particularly when considered together with the other corporate governance features described above, and is an important tool available to the Board to encourage a potential acquirer to negotiate the highest value for Alexion's shareholders.
Further, the proponent requests that any rights plan and any amendments to such rights plan be submitted to a shareholder vote within twelve months. Requiring shareholder approval of such rights plan could impede the Board’s ability to maximize shareholder value, particularly when time is of the essence and action must be taken quickly in response to an unfair takeover bid or threat. To protect and maximize shareholder value, we believe the Board must retain the flexibility to act expeditiously in unexpected circumstances in accordance with its fiduciary duties.
We disclaim any responsibility for the content of the shareholder proposal above and statements of support, the text of which, in accordance with rules of the Securities and Exchange Commission, is printed verbatim from his submission, with only a correction of the proposal number reference.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE FOREGOING SHAREHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO ADOPT A RULE TO REDEEM ANY CURRENT OR FUTURE SHAREHOLDER RIGHTS PLAN OR AMENDMENT THERETO UNLESS SUCH PLAN IS SUBMITTED TO A SHAREHOLDER VOTE WITHIN 12 MONTHS.

SHAREHOLDER PROPOSALS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2014 Annual Meeting of Shareholders, the proposal must be received by us, Attention: Corporate Secretary, at our principal executive offices by December 22, 2014.

Shareholder proposals not intended to be included in the Company’s 2015 Proxy Statement for its 2015 Annual Meeting of Shareholders will be timely if delivered no earlier than January 5, 2015 and no later than the close of business on February 4, 2015. Unless such notice is received by us, Attention: Corporate Secretary, at our principal executive offices, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

ADDITIONAL INFORMATION

"Householding" of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Alexion and some brokers "household" proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Alexion that they or Alexion will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Alexion if you hold shares directly in your name. You can notify Alexion by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410 or by calling (203) 272-2596.

OTHER BUSINESS

Other than the matters described in this proxy statement, the Board of Directors knows of no other business to be acted upon at the 2014 Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the 2014 Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion's Investor Relations at (203) 272-2596.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2013 WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 352 KNOTTER DRIVE, CHESHIRE, CONNECTICUT 06410, ATTN: INVESTOR RELATIONS.

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents the reconciliation of GAAP to Non-GAAP net income (in thousands) for the years ended December 31, 2013 and 2012:

	Year ended December 31,
	2013	2012
GAAP net income	$252,895	$254,822

Share-based compensation expense	76,203	54,013
Acquisition-related costs	5,029	22,812
Amortization of purchased intangible assets	417	417
Change in contingent liability from intellectual property settlement	9,181	(53,377)
Upfront and milestone payments related to license and collaboration agreements	14,500	—
Impairment of intangible assets	33,521	26,300
Non-cash taxes	232,460	98,364
Tax related to acquisition structuring	—	21,812

Non-GAAP net income	$624,206	$425,163

FORM OF PROXY CARD

ALEXION PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2014.
Leonard Bell, M.D. and Vikas Sinha, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on March 17, 2014, at the Annual Meeting of Shareholders to be held at 5:00 p.m. on Monday, May 5, 2014 at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW, IN FAVOR OF PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1	Proposal-Election of Directors-Nominees are:
Leonard Bell, Max Link, William R. Keller, John T. Mollen, R. Douglas Norby, Alvin S. Parven, Andreas Rummelt and Ann M. Veneman.
☐    FOR ALL
☐    WITHHOLD ALL to vote for the listed nominees.
☐    FOR ALL EXCEPT (do not vote for the nominee(s) whose name(s) appears(s) below):

2	Proposal No. 2-Approval of a non-binding advisory vote of the compensation paid to Alexion's named executive officers.
                    ☐    FOR            ☐    AGAINST        ☐    ABSTAIN

3	Proposal No. 3- Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.
                    ☐    FOR            ☐    AGAINST        ☐    ABSTAIN

4
Proposal No.4-To act vote on a shareholder proposal requesting the Board to adopt a rule to redeem any current or future shareholder rights plan or amendment unless such plan is submitted to a shareholder vote within 12 months.

                    ☐    FOR            ☐    AGAINST        ☐    ABSTAIN

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated                                                                              , 2014

Signature

Signature if held jointly
The above-signed acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.